Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

dated as of

December 9, 2021

by and among

INTEST CORPORATION,

INTEST CANADA INCORPORATED

and

SAEED TAHERI

Page

ARTICLE 1 DEFINITIONS	1
Section 1.01	Definitions	1
Section 1.02	Other Definitional and Interpretative Provisions	16
ARTICLE 2 PURCHASE AND SALE	18
ARTICLE 3 REPRESENTATIONS AND WARRANTIES REGARDING SELLER	24
Section 3.01	Existence and Power; Authorization; Enforceability	24
Section 3.02	Governmental Consents	24
Section 3.03	Non-Contravention	25
Section 3.04	Title	25
Section 3.05	Finders’ Fees	25
Section 3.06	Litigation	25
ARTICLE 4 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES	25

-i-

(continued)

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYERS	54
ARTICLE 6 COVENANTS	56
ARTICLE 7 TAX MATTERS	62
ARTICLE 8 CONDITIONS TO CLOSING	66
Section 8.01	Conditions to Closing	66
ARTICLE 9 SURVIVAL; INDEMNIFICATION	68

-ii-

(continued)

ARTICLE 10 TERMINATION	74
Section 10.01	Termination	74
Section 10.02	Effect of Termination	75
ARTICLE 11 MISCELLANEOUS	75

-iii-

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (as this Agreement may be amended from time to time in accordance with its terms, this “Agreement”), dated as of December 9, 2021 (the “Execution Date”), is entered into by and among inTEST Corporation, a Delaware corporation (“inTEST”), inTEST Canada Incorporated, an Ontario corporation and wholly-owned subsidiary of inTEST (“Acquireco” and, together with inTEST, each a “Buyer” and collectively, “Buyers”), and Saeed Taheri, an individual resident of the City of Markham, in the Province of Ontario (“Seller”). Buyers and Seller are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.    Seller and 2538250 Ontario Inc., an Ontario corporation (“Holdco”), are the record and beneficial owners of all of the issued and outstanding Equity Securities (the “Acculogic CAN Shares”) of Acculogic Corporation, an Ontario corporation (“Acculogic CAN”), and Seller is the record and beneficial owner of all of the issued and outstanding Equity Securities of Holdco (the “Acculogic Holdco Shares”) and all of the issued and outstanding Equity Securities (the “Acculogic DE Shares”) of Acculogic Ltd., a Delaware corporation (“Acculogic DE”).

B.    inTEST desires to purchase from Seller, and Seller desires to sell to inTEST, the Acculogic DE Shares, and Acquireco desires to purchase from Seller, and Seller desires to sell to Acquireco, the Acculogic Holdco Shares and the Acculogic CAN Shares (the Acculogic DE Shares, the Acculogic Holdco Shares and the Acculogic CAN Shares are collectively referred to herein as the “Purchased Shares”), upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01    Definitions. In this Agreement (including the recitals hereto), the following words and expressions shall have the following meanings:

“2019-2021 Financial Statements” has the meaning set forth in Section 4.06(a).

“2021 Financial Statements” has the meaning set forth in Section 4.06(a).

“Accounting Expert” means a nationally (as to the U.S. and Canada) or internationally recognized accounting firm that has not performed any services for Buyers or Seller in the prior twelve (12) months, mutually selected by inTEST and Seller (or if they cannot agree on the selection, inTEST, on the one hand, and Seller, on the other hand, shall each select such an accounting firm, and those two firms shall select a third such accounting firm to serve as the Accounting Arbitrator).

“Accounting Principles” means determined in accordance with ASPE, consistently applied.

“Accrued Taxes” means an amount equal to the aggregate liability for unpaid Taxes, whether or not yet due and payable of the Company Entities attributable to any Pre-Closing Tax Period. The calculation of Accrued Taxes shall (i) not be expressed as a negative number in the aggregate, for any taxable period, or for any standalone entity or be computed by reference to a negative number in respect of any jurisdiction or Tax Return and shall be determined as of the end of the Closing Date, (ii) except to the extent included in or provided for in the Closing Net Working Capital, be calculated by including in taxable income any prepaid or advanced amounts received by the Company Entities on or prior to the Closing Date and deferred revenue received or accrued by the Company Entities on or prior to the Closing Date and Taxes attributable to such amounts shall be Taxes of the Company Entities attributable to the Pre-Closing Tax Period, and (iii) in the case of any Straddle Period, be prepared in accordance with the conventions set forth in Section 7.03.

“Acculogic CAN” has the meaning set forth in the Preamble.

“Acculogic CAN Shares” has the meaning set forth in the Recitals.

“Acculogic DE” has the meaning set forth in the Preamble.

“Acculogic DE Shares” has the meaning set forth in the Recitals.

“Acculogic GmbH” means Acculogic GmbH, a limited liability company organized under the Laws of Germany registered with the Commercial Register of the Local Court of Hamburg under registration Number HRB 97627 and a wholly owned subsidiary of Acculogic CAN.

“Acculogic Governmental Consents” has the meaning set forth in Section 4.03.

“Acculogic Inc.” means Acculogic Inc., an Ontario corporation and a wholly owned subsidiary of Acculogic CAN.

“Acquireco” has the meaning set forth in the Preamble.

“Adjustment Amount” means the Closing Purchase Price (as finally determined in accordance with Section 2.06) minus the Estimated Closing Purchase Price, which may be positive or negative.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings under this Agreement. For the avoidance of doubt, (a) Affiliates of Seller will include the Company Entities prior to Closing, and (b) Affiliates of Buyers will include the Company Entities after Closing.

“Affiliate Receivables” means the aggregate amount of receivables of the Company Entities from Spinnaker Properties, Inc. and Taheri Properties Inc. as of the Effective Time.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Objection” has the meaning set forth in Section 7.08(b).

“Alternative Transaction” has the meaning set forth in Section 6.11.

“AML Laws” has the meaning set forth in Section 4.11(d).

“Anti-Corruption Laws” has the meaning set forth in Section 4.11(c).

“ASPE” means Accounting Standards for Private Enterprises developed by the Accounting Standards Board of Canada applied consistently.

“Asset Allocation Statements” has the meaning set forth in Section 7.08(b).

“Bank Accounts” has the meaning set forth in Section 4.27.

“Business” means: (i) the design, manufacture or sale of any flying probe testers or test systems or similar systems, in-circuit testers, functional circuit board testers, BRiZ automated test and programming stations, boundary scan/JTAG tools, device programmers, in-fixture electronics, CAD translation software or quality assurance software; or (ii) the provision of services related to the forgoing including ATE test programming, functional testing, test fixture design & fabrication or circuit board testing.

“Business Day” means a day which is not (i) a Saturday or a Sunday; or (ii) a day observed as a holiday under (A) the laws of the Province of Ontario or the federal laws of Canada applicable therein, (B) the laws of Germany, or (C) the laws of the U.S.

“Business Employee” and “Business Employees” means the employees of each Company Entity (including any employees who are absent from work on leave of absence or otherwise).

“Business Intellectual Property Rights” means all Intellectual Property Rights owned by the Company Entities.

“Buyer” or “Buyers” has the meaning set forth in the Preamble.

“Buyer Closing Certificate” or “Buyer Closing Certificates” has the meaning set forth in Section 8.01(c)(iii).

“Buyer Cure Period” has the meaning set forth in Section 10.01(a)(v).

“Buyer Fundamental Warranties” has the meaning set forth in Section 9.01.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.02(a).

“Buyer Plans” has the meaning set forth in Section 6.07(b).

“Buyer Prepared Tax Return” has the meaning set forth in Section 7.01.

“Buyer Released Parties” has the meaning set forth in Section 9.08(a).

“Canadian Business Employee” and “Canadian Business Employees” means the Business Employees employed by Acculogic Inc.

“Cap” has the meaning set forth in Section 9.03(a).

“CARES Act” has the meaning set forth in Section 4.19(cc).

“CARES Act and COVID Relief Programs” means all business support measures or government programs (including any supplemental employment plan or wage subsidy program) available as a result of the COVID-19 pandemic, as may be modified or supplanted from time to time, including (i) in Canada, the Canada Emergency Business Account interest-free loans, Canada Emergency Wage Subsidy (CEWS), Canada Emergency Rent Subsidy (CERS), Work-Sharing Program, Loan Guarantee for Small and Medium-Sized Enterprises offered through Export Development Bank of Canada, Co-Lending Program for Small and Medium-Sized Enterprises offered through Business Development Bank of Canada and Canada Emergency Commercial Rent Assistance (CERCA), and any other applicable COVID-19 relief program in connection with Canada’s COVID-19 Economic Response Plan, and (ii) in the United States, the CARES Act, including any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of the Coronavirus Aid, Relief and Economic Security Act.

“Cash” means, with respect to any Person as of any time, (a) the cash or cash equivalents (including marketable securities and short-term investments) of such Person at such time, and shall include checks, ACH transactions and other wire transfers and drafts deposited for the account of such Person at such time so long as such item results in receipt of cash by such Person, plus (b) received but uncleared checks and drafts deposited but uncleared for the account of such Person as of such time so long as such item clears and is not included as a receivable in Net Working Capital, less (c) issued but uncleared checks and drafts and overdrafts written or issued by such Person as of such time, less (d) Cash restricted from use or used as collateral for, or otherwise to provide credit support for, any Liabilities of such Person under any letter of credit or other Contract.

“Closing” has the meaning set forth in Section 2.03.

“Closing Cash” means the aggregate amount of Cash of the Company Entities as of the Effective Time.

“Closing Certificate” has the meaning set forth in Section 8.01(b)(iv).

“Closing Date” means the date of the Closing as at the Closing Time.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company Entities immediately prior to the Closing.

“Closing Net Working Capital” means Net Working Capital of the Company Entities as of the Effective Time.

“Closing Net Working Capital Adjustment Amount” means an amount, which may be positive (if Closing Net Working Capital exceeds Target Net Working Capital), negative (if Closing Net Working Capital is less than Target Net Working Capital) or zero (if Closing Net Working Capital equals Target Net Working Capital), equal to Closing Net Working Capital minus Target Net Working Capital.

“Closing Purchase Price” means the Purchase Price, plus (a) the Closing Net Working Capital Adjustment Amount, minus (b) Closing Indebtedness, plus (c) Closing Cash, minus (d) Transaction Expenses, plus (e) Affiliate Receivables, each as finally determined pursuant to Section 2.06.

“Closing Time” means 1:00 p.m. Eastern Time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable efforts to accomplish such objective as such Party would normally use to accomplish a similar objective. “Commercially Reasonable Efforts” will not require a Party to (a) expend any funds or assume Liabilities other than expenditures and Liabilities that are reasonable in nature and amount in the context of the Transaction, (b) violate any Law, or (c) initiate any Legal Proceeding.

“Company Entity” means, individually, each of Acculogic CAN, Holdco, Acculogic DE, Acculogic GmbH and Acculogic Inc., and any predecessor of a Company Entity, any Person which merged, amalgamated, converted or was liquidated with and into a Company Entity or any Person from which a Company Entity incurs a Liability for Taxes as a result of transferee Liability; and “Company Entities” means, collectively, Acculogic CAN, Holdco, Acculogic DE, Acculogic GmbH and Acculogic Inc., and any predecessor of any Company Entity, any Person which merged, amalgamated, converted or was liquidated with and into a Company Entity or any Person from which a Company Entity incurs a Liability for Taxes as a result of transferee Liability.

“Competing Business” means the Business or any other business which is competitive with any portion of any of the Business.

“Confidential Information” has the meaning set forth in Section 6.09(a).

“Consulting Agreement” means that certain consulting agreement to be mutually agreed to between inTEST, Acculogic Inc. and Seller dated as of the Closing Date.

“Continuing Employee” has the meaning set forth in Section 6.07(a).

“Contract” means any contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, deed of trust, mortgage, bond, promissory note, arrangement, plan, understanding or other legally binding commitment or undertaking, whether written or oral.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with a Company Entity or (b) which together with a Company Entity is treated as a single employer under Section 414(t) of the Code.

“Damages” means any and all damages, losses, settlements, penalties, interest, fines, fees, taxes, awards, judgments, Liabilities, costs and expenses (including reasonable attorneys’ fees, costs and other expenses incurred in investigating, preparing, defending or settling the foregoing).

“Data Room” has the meaning set forth in Section 1.02(s).

“Deductible” has the meaning set forth in Section 9.03(a).

“Deficit Amount” has the meaning set forth in Section 2.06(d)(ii).

“Determination Date” has the meaning set forth in Section 2.06(c).

“Disclosure Letter” means the disclosure letter delivered by Seller to Buyers concurrently with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.06(c).

“Disputed Items” has the meaning set forth in Section 2.06(c).

“Domain Names” means all internet domain names and other internet addresses and user names and accounts, including social networking and social media accounts, pages, and online identities (and all goodwill associated with any of the foregoing, if any).

“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, any “nonqualified deferred compensation plan” as defined in Section 409A of the Code, or any severance arrangement, termination pay, severance pay, salary continuation, bonus, commission, incentive, stock option, retirement, pension, profit sharing, deferred compensation, retention agreement, retention plan, benefits continuation, salary continuation, tuition reimbursement, dependent care assistance, legal assistance, fringe benefit (cash or non-cash), vacation, holiday, sick leave, paid time off, insurance, death benefit, unemployment, cafeteria, health, medical, dental, vision, hearing, disability, supplemental employment insurance or other compensatory or health or welfare benefit Contract, in each case, whether or not reduced to writing and whether funded or unfunded and for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant in which: (a) any Company Entity maintains, sponsors, contributes to or has any Liability under or with respect to, or (b) which any Controlled Group member maintains, sponsors, contributes to or has any Liability under or with respect to and under which any Company Entity could have any Liability (including as a member of a Controlled Group) other than statutory benefit plans which a Company Entity is required to participate in or comply with under applicable Law, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.

“Employee List” has the meaning set forth in Section 4.16(d).

“End Date” has the meaning set forth in Section 10.01(a)(ii).

“Enforceability Exception” has the meaning set forth in Section 3.01(b).

“Environmental Laws” means any and all Laws or binding agreement with any Governmental Authority relating to pollution or protection of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), human health and safety, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, reporting, risk management, community right to know, distribution, labeling, warning, testing, processing, discharge, release, control, or cleanup of any Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (32 U.S.C. §§ 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Federal Insecticide, Fungicide & Rodenticide Act (7 U.S.C. §§ 136 et seq.), the California Safe Drinking Water and Toxic Enforcement Act of 1986, and all comparable U.S. and foreign federal, provincial, state and local Laws.

“Environmental Permits” means any license, sublicense, permit, general permit coverage, approval, authorization, certificate, certification, registration, exemption, variance, permissive use, letter, clearance, consent, waiver, closure, exemption, decision, or approval or other authorization issued by Governmental Authority or other action required under or issued, granted, given, authorized by or made pursuant to any Environmental Laws.

“Equity Securities” means (a) capital stock, partnership or membership interests or units (whether general or limited), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation rights, any other interest or participation that confers the right to receive a share of the profits and/or losses of, or distribution of assets and all other ownership or profit interests of such Person (including partnership or membership interests therein), (b) subscriptions, calls, warrants, options or commitments of any kind or character entitling any Person to acquire, any interest referred to in item (a), and (c) securities convertible into or exercisable or exchangeable for any interest referred to in item (a) or item (b), in each case whether voting or nonvoting.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 2.05(b)(v).

“Escrow Agent” means TSX Trust Company.

“Escrow Agreement” has the meaning set forth in Section 2.05(a)(iv).

“Escrow Amount” means $1,500,000.

“Estimated Affiliate Receivables” has the meaning set forth in Section 2.04.

“Estimated Closing Cash” has the meaning set forth in Section 2.04.

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.04.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.04.

“Estimated Closing Purchase Price” means, without duplication, the Purchase Price, plus (a) the Estimated Net Working Capital Adjustment Amount, minus (b) the Estimated Closing Indebtedness, plus (c) the Estimated Closing Cash, minus (d) the Estimated Transaction Expenses, plus (e) the Estimated Affiliate Receivables.

“Estimated Net Working Capital Adjustment Amount” means an amount, which may be positive (if Estimated Closing Net Working Capital exceeds Target Net Working Capital), negative (if Estimated Closing Net Working Capital is less than Target Net Working Capital) or zero (if Estimated Closing Net Working Capital equals Target Net Working Capital), equal to Estimated Closing Net Working Capital minus Target Net Working Capital.

“Estimated Transaction Expenses” has the meaning set forth in Section 2.04.

“Execution Date” has the meaning set forth in the Preamble.

“Final Allocation” has the meaning set forth in Section 7.08(b).

“Final Closing Statement” has the meaning set forth in Section 2.06(a).

“Financial Statements” has the meaning set forth in Section 4.06(a).

“Fraud” means actual fraud with respect to the making of the representations and warranties set forth in Article 3, Article 4 or Article 5, committed by a Party making such representation and warranty.

“Fundamental Warranties” has the meaning set forth in Section 9.01.

“GAAP” means generally accepted accounting principles in the U.S. applied consistently.

“Governmental Authority” means any transnational, national or foreign federal, provincial, state, municipal or local government (including any subdivision, court, administrative agency, regulatory body, board, tribunal, bureau or commission or other authority thereof), or any quasi-governmental or private body exercising any regulatory, enforcement or other governmental or quasi-governmental authority, including any Taxing Authority.

“GST” has the meaning set forth in Section 4.19(gg).

“Hazardous Substances” means any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, including petroleum or natural gas hydrocarbons or any liquid or fraction thereof, volatile organic compounds and semi-volatile organic compounds, ammonia nitrate, anhydrous ammonia, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, as such terms are defined in, or identified pursuant to, any Environmental Laws.

“Historical Insurance Policies” has the meaning set forth in Section 4.23(a).

“Holdco” has the meaning set forth in the Preamble.

“Income Tax Return” means a Tax Return with respect to a Tax imposed on net income, or any Canadian, U.S. or other country, state, provincial or local Tax Return with respect to a Tax imposed in lieu of Tax on net income that is based on net or gross income.

“Increase Amount” has the meaning set forth in Section 2.06(d)(i).

“Indebtedness” means all payment obligations (including in respect of principal, interest, premiums (including make-whole premiums), prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of such amount owed and payments or premiums attributable to, or which arise as a result of, the Transaction or the payment of such obligation) of a Company Entity, without duplication, in respect of (a) borrowed money, (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) deferred purchase price of property, goods or services, including earn-outs, contingent payments, payments under non-compete agreements and seller notes, with respect to which such Company Entity is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business consistent with past practice), (d) reimbursement obligations of such Person relating to drawn letters of credit, bankers’ acceptances, surety or other bonds or similar instruments, (e) obligations created or arising under any capital lease or conditional sale, contingent or otherwise, (f) obligations with respect to interest rate, currency or exchange obligations, swaps, hedges or similar arrangements, (g) obligations secured by a lien on the assets of such Company Entity, and (h) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (a) through (g) to the extent guaranteed by such Company Entity; in each case of clauses (a) through (h) which is set forth on Section 1.01(b) of the Disclosure Letter.

“Indemnified Party” has the meaning set forth in Section 9.03.

“Indemnifying Party” has the meaning set forth in Section 9.03.

“Insurance Policies” has the meaning set forth in Section 4.23(a).

“Intellectual Property Rights” means all worldwide right, title and interest in and to all proprietary rights of every kind and nature pertaining to or deriving from any of the following, whether protected, created or arising under the Laws of the U.S., Canada, Germany or any other jurisdiction: (a) foreign and domestic patents and patent applications (including reissuances, divisions, renewals, provisional applications, continuations, continuations in part, revisions, extensions, substitutions and reexaminations), and all inventions (whether patentable or not), invention disclosures, and improvements thereof (collectively, “Patents”); (b) trademarks, service marks, trade names, trade dress, logos, slogans and all other devices used to identify any product, service, business or company, whether registered or unregistered or at common law, including all foreign and domestic applications, registrations and renewals in connection therewith, and all goodwill associated with any of the foregoing (collectively, “Marks”); (c) Domain Names; (d) copyrights, original works, Software and all databases and data collections, whether registered or unregistered, and including all applications, registrations and renewals of any such thing, and all moral rights and all neighboring rights associated therewith (“Copyrights”); and (e) trade secrets, proprietary data, databases and database rights (including sui generis rights), and other proprietary or confidential information.

“Internal Controls” has the meaning set forth in Section 4.06(b).

“inTEST” has the meaning set forth in the Preamble.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge of a particular individual and the knowledge of such individual that would have been obtained after making a reasonable investigation. “Knowledge of the Companies” means, with respect to each Company Entity, the Knowledge of the Seller, Hassan Ghassemi, Karim Dehkordi or Marco Barahmand. “Knowledge of Buyer” means the Knowledge of Nick Grant.

“Latest Balance Sheet” and “Latest Balance Sheets” have the meaning set forth in Section 4.06(a).

“Law” or “Laws” means any law, statute, code, ordinance, rule, regulation, treaty, constitution, judgment, decree, legal requirement, directive, convention, common law or Order of any Governmental Authority or any similar provision having the force or effect of law.

“Leased Real Property” has the meaning set forth in Section 4.14(a).

“Legal Proceeding” means any judicial, administrative, arbitral or Tax action, suit, claim, demand, hearing, audit, examination, contest, investigation or proceeding (public or private) by or before a Governmental Authority or arbitrator.

“Liability” means any debt, liability, commitment, loss, cost, damage, penalty, tax, expense, interest, fine, settlement, award or judgment, or obligation of any kind, character or nature whatsoever, whether known or unknown, asserted or unasserted, choate or inchoate, secured or unsecured, fixed, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, charge, pledge, lien, assignment, hypothecation, security interest, encumbrance, easement, encroachment, title retention, right of first refusal, right of first offer or any other security agreement or arrangement of any kind or nature whatsoever in respect of such property or asset.

“Litigation Conditions” has the meaning set forth in Section 9.04(b).

“Lookback Date” means August 31, 2018.

“Material Adverse Effect” means any event, condition, fact, circumstance, effect, occurrence or change which, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (a) the financial condition, business, assets, Liabilities, results of operations or prospects of the Company Entities, taken as a whole, (b) the Purchased Shares, or (c) the ability of Seller to perform any of its obligations under this Agreement or any other Transaction Agreement; provided, however, that none of the following will be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur with respect to item (a): (i) changes in GAAP or ASPE or changes in accounting requirements applicable to any industry in which such Company Entity operates, (ii) changes in the financial, securities or credit markets or in general economic or political conditions in any jurisdiction in which such Company Entity operates, (iii) acts of war (including any escalation thereof), sabotage or terrorism or natural disasters (including hurricanes, tornadoes, floods, earthquakes, fires and weather-related events), (iv) any Law issued by a Governmental Authority providing for business closures, “sheltering-in-place” or other similar restrictions that result from COVID-19, (v) the public announcement or pendency of the Transaction, (vi) any failure to meet any internal or external projections, forecasts or predictions in respect of financial performance (provided that the underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vii) any action taken at the written request of Buyers, or (viii) any action taken by Seller or such Company Entity that is required pursuant to this Agreement; provided, however, if a matter described in clauses (i) through (iv) has had a disproportionate effect on the business, financial condition or results of operations of the Company Entities compared to other Persons engaged in the same industry, then the impact of such matter on such Company Entities shall be taken into account for purposes of determining whether any event, condition, fact, circumstance, effect, occurrence or change is or could reasonably be expected to be materially adverse.

“Material Contracts” has the meaning set forth in Section 4.09(a).

“Material Customer” or “Material Customers” means the ten (10) largest customers of the Business operated by the Company Entities measured by the aggregate dollar amount of revenue generated by the Company Entities in respect of each such customer (a) for the twelve-month period ended on August 31, 2020, and (b) for the twelve-month period ended August 31, 2021.

“Material Supplier” or “Material Suppliers” means the ten (10) largest suppliers of the Business operated by the Company Entities measured by the aggregate dollar amount of expenditures by the Company Entities in respect of each such supplier (a) for the twelve-month period ended on August 31, 2020, and (b) for the twelve-month period ended August 31, 2021.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NDA” means the Non-Disclosure Agreement dated October 5, 2020 between inTEST and Acculogic Inc.

“Net Working Capital” means, as of any date, with respect to the Company Entities, (a) the aggregate amount of the current assets of the Company Entities (other than Cash) as of such date, minus (b) the aggregate amount of the current liabilities of the Company Entities (other than Indebtedness and Transaction Expenses) as of such date, in each case, to the extent specifically listed, and strictly limited to the line items on the applicable illustrative calculation of Net Working Capital set forth in Section 1.01(a) of the Disclosure Letter and calculated in accordance with the Accounting Principles. For greater certainty, current liabilities of the Company Entities includes, without duplication, Accrued Taxes and the Section 111(4)(e) Tax Liability.

“New Lease” or “New Leases” has the meaning set forth in Section 2.05(a)(x).

“Order” means any order, injunction, judgment, decree, ruling, determination, directive, award, writ, assessment or arbitration award of a Governmental Authority, an arbitrator or a mediator, whether civil, criminal or administrative and whether formal or informal.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws, (b) with respect to a limited liability company, the certificate of formation or organization and the limited liability company or operating agreement, or (c) with respect to any other Person, any charter or similar document adopted or filed in connection with the creation, formation or organization of such Person, each as amended and in effect as of the date of this Agreement.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Payoff Letter” and “Payoff Letters” has the meanings set forth in Section 2.05(a)(ix).

“Permits” has the meaning set forth in Section 4.11(b).

“Permitted Liens” means (a) mechanics’, materialmen’s and similar Liens arising or incurred in the ordinary course of business consistent with past practice with respect to any amounts not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside for the payment thereof, (b) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside for the payment thereof, (c) Liens securing rental payments under capital lease agreements, (d) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or other similar Laws, (e) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided that those servitudes, easements, restrictions, rights-of-way and other similar rights are not of such a nature as to materially adversely affect the use or value of the property subject thereto, (f) assignments of insurance provided to landlords or their mortgagees or hypothecary creditors pursuant to the terms of any lease and liens, security interests, or rights reserved in or granted pursuant to any lease as security for payment of rent or for compliance with the terms of that lease, and (g) security given in the ordinary course of the Business to any public utility or Governmental Authority in connection with the operations of the Business, other than security for borrowed money, in the cases of (f) and (g) each of which is set forth on Section 1.01(c) of the Disclosure Letter.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a Governmental Authority.

“Personal Information” means any information of or relating to an identified or identifiable natural person, which is information protected as Personal Information under Law; an identifiable person includes an individual who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier, or to one or more factors specific to his or her physical, physiological, genetic, mental, economic, cultural or social identity.

“Pre-Closing Period” means the period commencing on the Execution Date and ending at the Closing or such earlier date as this Agreement may be terminated in accordance with Article 10.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Pre-Closing Taxes” means any Taxes of the Company Entities for any Pre-Closing Tax Period and shall include the portion of the Straddle Period ending on and including the Closing Date.

“Preliminary Closing Statement” has the meaning set forth in Section 2.04.

“Privacy Laws” has the meaning set forth in Section 4.22(a).

“Product Authorities” has the meaning set forth in Section 4.12(a).

“Product Laws” has the meaning set forth in Section 4.12(a).

“Products” means those products manufactured by, or sold by or on behalf of, any Company Entity.

“Promissory Notes” has the meaning set forth in Section 2.05(b)(iii).

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchased Shares” has the meaning set forth in the Recitals.

“Registered Intellectual Property” means registrations, issuances, and pending applications for registrations or issuances of any Intellectual Property Rights, including any Domain names registered in the name of a Company Entity.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Reorganization” means, collectively, the transactions set out in Exhibit A.

“Representatives” means, with respect to any Person, any officer, director, partner, manager, attorney, accountant, agent, employee, consultant, financial or other advisor or other authorized representative of such Person.

“Review Period” has the meaning set forth in Section 2.06(b).

“Section 111(4)(e) Tax Liability” means the Tax liability incurred by Acculogic Inc. and Acculogic CAN as a result of any designation or election made in a Pre-Closing Tax Period pursuant to the provisions of paragraph 111(4)(e) of the Tax Act and analogous provisions of a provincial taxation statute.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the Preamble.

“Seller Cure Period” has the meaning set forth in Section 10.01(a)(iv).

“Seller Fundamental Warranties” has the meaning set forth in Section 9.01.

“Seller Governmental Consents” has the meaning set forth in Section 3.02.

“Seller Indemnified Parties” has the meaning set forth in Section 9.02(b).

“Seller Releasing Parties” has the meaning set forth in Section 9.08(a).

“Seller’s Bank Account” means the bank account whose wire instructions have been designated in writing by Seller to Buyers, at least two (2) Business Days prior to the Closing Date or such other wire instructions that are designated in writing after the Closing Date by Seller to Buyers at least two (2) Business Days prior to the date of the proposed payment.

“Seller’s Solicitors” has the meaning set forth in Section 11.14.

“Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code or other readable code.

“Stimulus Loan” has the meaning set forth in Section 4.26(b).

“Straddle Period” means a Tax period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to a Person, any entity of which (a) such Person or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership, (b) at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries, or (c) that is required to be consolidated in such Person’s financial statements under ASPE or GAAP, as applicable.

“Target Net Working Capital” means $1,625,000.

“Tax” or “Taxes” means all (a) U.S. federal and Canadian, state, provincial, local and foreign income, profits, franchise, sales, use, ad valorem, personal property, other property, unclaimed property or escheat (whether or not treated as a tax under Law), severance, production, excise, stamp, stamp duty revenue tax, stamp duty land tax, documentary, real property, real property transfer or gain, gross receipts, goods and services, harmonized sales, retail sales, registration, capital, capital stock, transfer, withholding, estimated, alternative, minimum, add-on minimum, value added, natural resources, entertainment, amusement, occupation, premium, windfall profit, environmental, customs, duties, special assessment, social security, national insurance contributions, unemployment, disability, payroll, Canada Pension Plan contributions, Quebec Pension Plan contributions, Employment Insurance premiums, Employer Health Tax, workers compensation premiums, license, employee, healthcare employee health (whether or not treated as a tax under Law), CARES Act and COVID Relief Programs or other payment to a Governmental Authority of any kind whatsoever (whether payable directly or by withholding), including any interest, penalties, or additions to tax or additional amounts in respect of the foregoing, (b) Liability for the payment of any amounts of the type described in clause (a) above arising as a result of being (or ceasing to be) a member of any affiliated, consolidated combined, unitary or aggregate group (or being included (or required to be included) in any Tax Return relating thereto); and (c) Liability for the payment of any amounts of the type described in clause (a) of another Person as a result of any transferee or secondary Liability or any Liability assumed by Contract, Law or otherwise. “Tax” or “Taxes” also means (i) any tax within the meaning of Section 3 of the German Tax Code (Abgabenordnung – AO) (Steuern und steuerliche Nebenleistungen), (ii) employer’s social security contributions (Sozialversicherungsbeiträge), customs duties (Zölle), (iii) any taxes to be withheld or paid for the account of a third party (Steuerabzugsbeträge), such as (in particular, but not limited to) capital withholding or wage tax (Kapitalertrag- und Lohnsteuer) and any taxes imposed as a secondary Liability (Steuerhaftungsbeträge), in each case including any penalties, fines, interest, costs or additions thereto, and in each case irrespective whether imposed under the Laws of Germany, but excluding, in any case, for the avoidance of doubt, deferred taxes and notional tax losses (such as reductions of loss carryforwards or future depreciation).

“Tax Act” means the Income Tax Act (Canada) as amended from time to time.

“Tax Claim” has the meaning set forth in Section 7.06(a).

“Tax Return” means any return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Terminating Buyer Breach” has the meaning set forth in Section 10.01(a)(v).

“Terminating Seller Breach” has the meaning set forth in Section 10.01(a)(iv).

“Third Party Claim” has the meaning set forth in Section 9.04(a).

“Transaction” means the purchase and sale of the Purchased Shares and the other transactions contemplated by the Transaction Agreements.

“Transaction Agreements” means this Agreement, the Escrow Agreement, the Consulting Agreement, the New Leases and the Promissory Notes.

“Transaction Expenses” means (a) all unpaid fees and expenses incurred by Seller or the Company Entities relating to or in connection with the Transaction, including legal, accounting, consulting, investment banking, brokers’ and finders’ and other similar fees, costs and expenses, (b) all amounts payable by the Company Entities as a result of the consummation of the Transaction, regardless of whether such amounts are due upon or after Closing, including any “change of control,” retention payment, transaction bonus, termination payment, compensation, severance or other similar arrangements or any other accelerations of or increases in rights or benefits, and all Taxes that are payable by the Company Entities as a result of the payment of any such obligation, (c) all unpaid amounts incurred by the Company Entities prior to the Closing to obtain any third-party consents, waivers or approvals, (d) fifty percent (50%) of the fees of the Escrow Agent, and (e) all costs, fees and expenses incurred by Seller or the Company Entities relating to or in connection with the Reorganization less up to $35,000 of documented costs, fees and expenses so incurred solely as a result of executing the Reorganization, which costs, fees and expenses shall be paid by Buyers.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“U.S.” means the United States of America.

“U.S. Business Employee” and “U.S. Business Employees” means the Business Employees employed by Acculogic DE.

“USA PATRIOT Act” has the meaning set forth in Section 4.11(d).

Section 1.02    Other Definitional and Interpretative Provisions.

(a)    The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)    The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c)    References to Articles, Sections, the Preamble and the Recitals are to Articles, Sections, the Preamble and the Recitals of this Agreement unless otherwise specified.

(d)    All Schedules (including the Disclosure Letter) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(e)    Any capitalized terms used in any Schedule (including the Disclosure Letter) but not otherwise defined therein shall have the meaning as defined in this Agreement.

(f)    The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”.

(g)    The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(h)    Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(i)    References to one gender shall include all genders.

(j)    Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “, without limitation,” whether or not they are in fact followed by those words or words of like import.

(k)“    Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(l)    References to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder.

(m)    References to any Contract are to that Contract as amended, modified or supplemented from time to time.

(n)    References to any Person include the successors and permitted assigns of that Person.

(o)    References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(p)    References to “$”, “dollars” or “Dollars” are to Canadian dollars.

(q)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(r)    The word “or” is not exclusive, unless the context otherwise requires.

(s)    For the purposes of this Agreement, any document that is described as being “delivered,” “furnished” or “made available” shall be treated as such if a copy of such document has been posted to the electronic data site maintained by Donnelly Venue in the data room entitled “Project Scorpion” (the “Data Room”) in a manner that enables viewing of such materials by Buyers and each of their respective Representatives no later than 12:00 noon Eastern Time on the second (2nd) Business Day immediately prior to the Execution Date.

ARTICLE 2

PURCHASE AND SALE

Section 2.01    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) inTEST shall purchase from Seller, and Seller shall sell to inTEST, free and clear of all Liens, all right and title to, and interest in, the Acculogic DE Shares, and (b) Acquireco shall purchase from Seller, and Seller shall sell to Acquireco, free and clear of all Liens, all right and title to, and interest in, the Acculogic Holdco Shares and the Acculogic CAN Shares.

Section 2.02    Purchase Price.

Subject to adjustment pursuant to Section 2.06 and Section 7.10, the purchase price for the Purchased Shares shall be Eleven Million Dollars ($11,000,000) (the “Purchase Price”), which shall be paid by Buyers in accordance with Section 2.05(b) and Section 2.06(d). The Purchase Price shall be allocated among the Purchased Shares as follows:

(a)    for the Acculogic CAN Shares Ten Million Seven Hundred Thousand Dollars ($10,700,000);

(b)    for the Acculogic DE Shares Two Hundred Fifty Thousand Dollars ($250,000); and

(c)    for the Acculogic Holdco Shares Fifty Thousand Dollars ($50,000) which amount excludes the value of Holdco in relation to Acculogic Corp.

Section 2.03    Closing. Subject to the satisfaction or waiver (to the extent permitted) of the conditions set forth in Article 8 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the closing (the “Closing”) of the Transaction shall take place, remotely by the exchange of signature pages for executed documents, at the Closing Time on the date as Buyers and Seller may mutually agree in writing.

Section 2.04    Estimated Closing Calculations. By no later than the third (3rd) Business Day prior to the Closing Date, Seller shall deliver to Buyers: a written statement (which has been approved by Buyers) setting forth (a) Seller’s good faith estimates of (i) Closing Net Working Capital as of the Effective Time (“Estimated Closing Net Working Capital”) calculated in accordance with the illustrative calculation set forth in Section 1.01(a) of the Disclosure Letter and the Accounting Principles, (ii) Closing Indebtedness immediately prior to the Closing (“Estimated Closing Indebtedness”), (iii) Closing Cash as of the Effective Time (“Estimated Closing Cash”), (iv) Transaction Expenses immediately prior to the Closing (“Estimated Transaction Expenses”) and (v) Affiliate Receivables as of the Effective Time (“Estimated Affiliate Receivables”), (b) Seller’s calculation of the Estimated Net Working Capital Adjustment Amount, and (c) on the basis of the foregoing, a calculation of the Estimated Closing Purchase Price (together with the calculations referred to in clauses (a) and (b) above, the “Preliminary Closing Statement”). Seller shall provide to Buyers and each of their respective Representatives reasonable access to all relevant records, documentation, data and (subject to the execution of customary work paper access letters if requested) auditors of the Company Entities relating to Buyers’ review of the Preliminary Closing Statement.

Section 2.05    Closing Deliverables.

(a)    At the Closing, Seller shall deliver or cause to be delivered to Buyers:

(i)    stock certificates and share certificates evidencing the Purchased Shares, duly endorsed in blank or accompanied by stock powers, share transfers or other instruments of transfer duly executed in blank, sufficient to transfer ownership of the Purchased Shares to the applicable Buyer;

(ii)    a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code and a Form W-9, each duly executed by Seller and in form and substance reasonably satisfactory to Buyers;

(iii)    the Closing Certificate, duly executed by Seller;

(iv)    an escrow agreement, in the form satisfactory to Seller and Buyers (the “Escrow Agreement”), dated as of the Closing Date and duly executed by Seller;

(v)    certificates of the Secretary or an Assistant Secretary (or equivalent officer) of each Company Entity certifying (A) that attached thereto are correct and complete copies of the resolutions adopted by the board of directors and shareholders or stockholders of such Company Entity, consenting to the transfer of the Purchased Shares of such Company Entity and authorizing the execution, delivery and performance of the Transaction Agreements to which such Company Entity is a party and the consummation of the Transaction, and that all such resolutions are in full force and effect, (B) that attached thereto are correct and complete copies of the Organizational Documents of such Company Entity and that such Organizational Documents are in full force and effect, and (C) the names and signatures of the officers of such Company Entity, as applicable, authorized to sign this Agreement and the other Transaction Agreements to which such Company Entity is a party;

(vi)    good standing (or its equivalent) certificates with respect to each Company Entity from each such Company Entity’s jurisdiction of formation and each other jurisdiction in which such Company Entity is qualified to do business as a foreign business entity, in each case dated not more than 15 days prior to the Closing Date;

(vii)    the books and records of each Company Entity, provided, that the obligation to deliver such books and records shall be deemed satisfied to the extent such books and records are located at any Leased Real Property of such Company Entity at Closing;

(viii)    duly executed resignations of each director and officer of each Company Entity effective as of the Closing and, if Seller is also an employee of any Company Entity, resignations of Seller as an employee of each such Company Entity effective as of the Closing;

(ix)    executed payoff letters for outstanding Indebtedness of each Company Entity (each, a “Payoff Letter” and collectively, the “Payoff Letters”) as of the Closing Date, with each Payoff Letter indicating that upon payment of the specified amount, (A) such Indebtedness shall be paid in full and, if applicable, any Liens associated therewith shall terminate automatically, subject only to the receipt of such payment amount, and (B) the applicable lender will, or such Company Entity shall have all authorizations and power to, file any necessary Uniform Commercial Code or Personal Property Security Act (Ontario) termination statements and the applicable lender will execute all such documents or endorsements necessary to release of record any such Liens, including those filed with the Patent and Trademark Office;

(x)    new lease agreements for (A) the property, building and leasehold improvements located at 175 Riviera Drive, Markham, Ontario, L3R 5J6, and (B) the property, building and leasehold improvements located at 6475 Sycamore Court North, Maple Grove, Minnesota (the “New Leases”), in each case duly executed by the landlord under such New Lease;

(xi)    the Consulting Agreement, duly executed by Seller;

(xii)    estoppel certificates, duly executed by the landlords set forth on Section 2.05(a)(xii) of the Disclosure Letter;

(xiii)    the third-party consents, waivers and approvals set forth on Section 2.05(a)(xiii) of the Disclosure Letter;

(xiv)    evidence reasonably satisfactory to Buyers of completion of the Reorganization to the extent any transactions contemplated thereunder can only be implemented prior to the Closing Date and copies of all documents relating thereto; and

(xv)    a statutory declaration providing that Seller is not a non-resident of Canada within the meaning of the Tax Act.

(b)    At the Closing, Buyers shall deliver or cause to be delivered:

(i)    to Seller, a Buyer Closing Certificate for each Buyer, duly executed by an executive officer or director of such Buyer;

(ii)    to Seller, by wire transfer of immediately available funds to the Seller’s Bank Account, an amount equal to: (A) the Estimated Closing Purchase Price less the principal amount of the Promissory Notes, minus (B) the Escrow Amount;

(iii)    to Seller, promissory notes in the principal amount equal to (A) the Estimated Closing Cash and (B) the Estimated Affiliate Receivables, respectively, in the form satisfactory to Seller and Buyers (the “Promissory Notes”), duly executed by Buyers;

(iv)    to the intended beneficiaries thereof: (A) the Estimated Closing Indebtedness (as identified in the applicable Payoff Letter for which Payoff Letters have been delivered pursuant to Section 2.05(a)(ix)); and (B) the Estimated Transaction Expenses (as identified by invoices in respect thereof); in each case of clauses (A) and (B) in immediately available funds by wire transfer to the account designated in such Payoff Letters and invoices;

(v)    to the Escrow Agent, the Escrow Amount, in immediately available funds by wire transfer to the account designated by the Escrow Agent (the “Escrow Account”), to be held (A) to secure any payment owed by Seller pursuant to Section 2.06(d), and (B) as a nonexclusive means to fulfill the obligations of Seller pursuant to Article 9;

(vi)    a certificate of the Secretary, an Assistant Secretary (or equivalent officer) or a director, of each Buyer certifying (A) that attached thereto are correct and complete copies of the resolutions adopted by the board of directors of such Buyer consenting to the acquisition of the Purchased Shares and authorizing the execution, delivery and performance of the Transaction Agreements to which such Buyer is a party and the consummation of the Transaction, and that all such resolutions are in full force and effect, and (B) the names and signatures of the officers of such Buyer authorized to sign the Transaction Agreements to which such Buyer is a party;

(vii)    a good standing (or its equivalent) certificate with respect to each Buyer from such Buyer’s jurisdiction of formation dated not more than 15 days prior to the Closing Date;

(viii)    the New Leases, duly executed by the applicable Company Entity;

(ix)    to Seller, the Escrow Agreement, duly executed by Buyers and the Escrow Agent;

(x)    the Consulting Agreement, duly executed by inTEST and Acculogic Inc.;

(xi)    a release from the Company Entities in favor of Seller in substantially the same form as the release set out in Section 9.08 of this Agreement; and

(xii)    evidence reasonably satisfactory to Seller of completion of the Reorganization to the extent any transactions contemplated thereunder can only be implemented prior to the Closing Date and copies of all documents relating thereto.

(c)    In the event that the Transaction Expenses and Indebtedness are Transaction Expenses or Indebtedness of a Company Entity, Buyers shall contribute to such Company Entity sufficient funds as a loan to such Company Entity all as directed by Buyers.

(d)    Notwithstanding the foregoing, in the event that Seller, after exercising Reasonably Commercial Efforts, is unable to obtain and deliver to Buyers  the items set forth in Section 2.05(a)(xii) or 2.05(a)(xiii) of this Agreement, Buyers, in their sole discretion, may either elect to exercise their rights under Article 10 hereof or may waive the delivery of such items and proceed to Closing; provided, however, that if Buyers elect to waive the delivery of such items, (i) Buyers agree that Seller shall have no Liability for any Damages resulting from the failure to fulfill such condition, and (ii) Seller  shall, after the Closing, cooperate with Buyers and the Company Entities in attempting to obtain items as promptly thereafter as practicable.

Section 2.06    Adjustment Amount.

(a)    Within ninety (90) calendar days after the Closing Date, Buyers shall prepare and deliver to Seller, Buyers’ good faith calculation of: (A) Closing Net Working Capital calculated in accordance with the illustrative calculation set forth in Section 1.01(a) of the Disclosure Letter and the Accounting Principles, (B) Closing Indebtedness, (C) Closing Cash, (D) the Closing Net Working Capital Adjustment Amount, (E) Transaction Expenses, (F) Affiliate Receivables, and (G) on the basis of the foregoing, a calculation of the Closing Purchase Price (together with the calculations referred to in clauses (A) through (F) above, the “Final Closing Statement”). The Closing Net Working Capital, Closing Indebtedness, Closing Cash and Affiliate Receivables shall be prepared in accordance with the Accounting Principles and the defined terms used in this Section 2.06(a).

(b)    Seller shall have 30 days after its receipt of the Final Closing Statement (the “Review Period”) to review the Final Closing Statement. During the Review Period, Buyers shall provide Seller and its Representatives reasonable access to all relevant records, documentation, data and (subject to the execution of customary work paper access letters if requested) auditors of each Company Entity relating to Seller’s review of the Final Closing Statement.

(c)    If Seller disagrees with any of Buyers’ calculations contained in any of the Final Closing Statement, Seller shall notify Buyers of such disagreement in writing by no later than the end of the Review Period (a “Dispute Notice”), setting forth in reasonable detail the particulars of such disagreement (including for each component of the calculations, the amount of Seller’s calculation of such component and reasons for the difference). Any items not disagreed with in the Dispute Notice will be deemed to have been accepted by Seller. In the event that Seller does not provide a Dispute Notice by the end of the Review Period, Seller shall be deemed to have agreed to the Final Closing Statement (including the determinations included therein), which shall be final, binding and conclusive on Seller for all purposes hereunder. In the event a Dispute Notice is timely provided in accordance with this Section 2.06(c), Buyers and Seller shall work in good faith for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements set forth in the Dispute Notice. If, at the end of such period, they are unable to resolve all disagreements set forth in the Dispute Notice, then any such remaining disagreements (such remaining disagreements, the “Disputed Items”) shall be resolved by the Accounting Expert. Buyers and Seller shall promptly provide their assertions regarding the Disputed Items in writing to the Accounting Expert and to each other. The Accounting Expert shall be instructed to render its determination with respect to the Disputed Items as soon as reasonably possible (which the Parties agree should not be later than 45 days following the date on which the disagreement is referred to the Accounting Expert), and to send copies of such written determination to Buyers and Seller. The Accounting Expert shall base its determination solely on the written submissions of the Parties and shall not conduct an independent investigation. The Accounting Expert shall not assign a value to any Disputed Item submitted to the Accounting Expert greater than the greatest value for such item claimed by a Party (in the Final Closing Statement, in the case of claims by Buyers, or in the Dispute Notice, in the case of claims by Seller) or less than the smallest value for such item claimed by a Party (in the Final Closing Statement, in the case of claims by Buyers, or in the Dispute Notice, in the case of claims by Seller). The Accounting Expert may not award the Parties in the aggregate more than the amount in dispute. The determination of the Accounting Expert shall be final, conclusive and binding on the Parties. The date on which Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Net Working Capital Adjustment Amount, Transaction Expenses, Affiliate Receivables and the Closing Purchase Price are finally determined in accordance with this Section 2.06(c) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Accounting Expert relating to the work, if any, to be performed by the Accounting Expert hereunder relating to the Disputed Items shall be borne between Buyers and Seller, based upon a fraction, the numerator of which is the portion of the aggregate amount of the Disputed Items not awarded to the applicable Party and the denominator of which is the aggregate amount of the Disputed Items. (For example, if Seller challenges items underlying the calculations of Closing Net Working Capital, Closing Indebtedness, Closing Cash, Transaction Expenses and/or Affiliate Receivables in the net amount of $1,000,000, and the Accounting Expert determines that Seller has a valid claim for $400,000 of the $1,000,000, Seller shall bear 60% of the fees and expenses of the Accounting Expert and Buyers shall bear 40% of the fees and expenses of the Accounting Expert.)

(d)    The Adjustment Amount shall be paid as follows:

(i)    If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Buyers shall pay to Seller an amount, in immediately available funds by wire transfer to Seller’s Bank Account, equal to the Increase Amount.

(ii)    If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Seller shall pay to Buyers an amount equal to the Deficit Amount, and if Seller fails to make such payment within such five (5) Business Day period then Buyers may deliver written instructions to the Escrow Agent in accordance with the Escrow Agreement to pay to Buyers, from the Escrow Amount, the Deficit Amount, in each case by wire transfer of immediately available funds to the account designated by Buyers.

(iii)    In the event that Buyers, pursuant to Section 2.06(d)(ii), determine to have the Escrow Agent pay to Buyers, from the Escrow Amount, the Deficit Amount, Seller agrees to, promptly following the date of such payment, and in any event within five (5) Business Days of date of such payment, pay in to the Escrow Account an amount equal to the Deficit Amount.

Section 2.07    Withholding. Except with respect to any payments in the nature of compensation, the Parties do not expect that tax withholding will be required in connection with consideration otherwise payable to any Person pursuant to this Agreement under the Code, the Tax Act or any provision of state, local or foreign Tax Law; provided, however, that in the event Buyers or any of each of their respective Affiliates, successors or assigns, as applicable, are required to deduct and withhold any amount under the Code, the Tax Act or any provision of state, local or foreign Tax Law, with respect to the making of payments otherwise payable under this Agreement (excluding any payments in the nature of compensation), Buyers shall provide Seller with prior written notice of the intent to withhold on such amounts at least two (2) Business Days prior to the date that such payment is required to be made to give Seller the opportunity to provide such additional documentation necessary to mitigate or eliminate such withholding and, thereafter, Buyers or any of their respective Affiliates, successors or assigns, as applicable, shall be entitled to withhold and deduct such amounts from such payments. To the extent that amounts are so withheld by Buyers or any of their respective Affiliates, successors or assigns, as applicable, and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.08    Post-Closing Amalgamation. Buyer has indicated it intends to cause Acquireco, Acculogic Inc., Acculogic CAN and Holdco to amalgamate and continue as inTEST Canada Incorporated with effect on the day immediately following the Closing Date. Buyer agrees to provide to the Seller a copy of the filed Articles of Amalgamation promptly after filing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby represents and warrants to Buyers as follows:

Section 3.01    Existence and Power; Authorization; Enforceability.

(a)    Seller has all requisite individual power, authority and capacity to enter into this Agreement and the other Transaction Agreements to which Seller is a party, to perform Seller’s obligations hereunder and thereunder (including transferring and delivering to Buyers valid title to the Purchased Shares) and to consummate the Transaction. The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements to which Seller is a party, and the consummation by Seller of the Transaction, have been duly and validly authorized by all necessary actions, and no other action on the part of Seller is necessary to authorize the execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements to which Seller is a party, and the consummation by Seller of the Transaction.

(b)    This Agreement and the other Transaction Agreements to which Seller is a party have been duly executed and delivered by Seller, and assuming the due authorization, execution and delivery by Buyers of this Agreement and the other Transaction Agreements to which a Buyer is a party, this Agreement and the other Transaction Agreements to which Seller is a party constitute the valid, binding and enforceable agreement of Seller, subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exception”).

Section 3.02    Governmental Consents. No consents, waivers, notices, Permits or exemptions of, or other actions by, or registrations, declarations or filings with, any Governmental Authority are required by Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements, nor the consummation by Seller of the Transaction, other than those set forth on Section 3.02 of the Disclosure Letter (the “Seller Governmental Consents”).

Section 3.03    Non-Contravention. Neither the execution, delivery and performance by Seller of this Agreement or any other Transaction Agreement to which Seller is a party nor the consummation by Seller of the Transaction, nor compliance by Seller with any of the terms or provisions of this Agreement or any other Transaction Agreement to which Seller is a party (a) assuming receipt of the Seller Governmental Consents, (i) violate any Law or Order applicable to such Seller, or (ii) except as set forth on Section 3.03(a)(ii) of the Disclosure Letter, require any consent, waiver, notice, filing or other action by or with any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under any Contract to which Seller is a party or by which Seller’s assets are bound, or (b) result in the creation or imposition of any Lien on any asset of Seller or the Company Entities, except for any Permitted Liens.

Section 3.04    Title. Seller is the sole record and beneficial owner, and has good and valid title to, the Purchased Shares, free and clear of all Liens except those imposed by applicable securities Laws. The instruments of transfer to be delivered by Seller to Buyers at the Closing will be sufficient to transfer the entire legal and beneficial ownership of the Purchased Shares to Buyers and, immediately following the Closing, Buyers will be the record and beneficial owner of the Purchased Shares, and have good and valid title to the Purchased Shares, free and clear of all Liens except those imposed by applicable securities Laws. Seller is not a non-resident of Canada within the meaning of the Tax Act.

Section 3.05    Finders’ Fees. Except as set forth on Section 3.05 of the Disclosure Letter, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Seller, who might be entitled to any fee or commission from any Company Entity in connection with the Transaction.

Section 3.06    Litigation. Seller is not a claimant or defendant in, or otherwise a party to, any Legal Proceeding or, to the Knowledge of the Seller, threatened Legal Proceeding against Seller or otherwise affecting Seller that would have or would reasonably be expected to have a Material Adverse Effect or prevent or materially impair Seller’s ability to consummate the Transaction.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES

Seller hereby represents and warrants to Buyers as follows:

Section 4.01    Existence and Power; No Subsidiaries.

(a)    Acculogic CAN is a corporation duly incorporated, validly existing and in good standing (or its equivalent) under the Laws of the Province of Ontario. Acculogic DE is a corporation duly incorporated, validly existing and in good standing (or its equivalent) under the Laws of the State of Delaware. Holdco is a corporation duly incorporated, validly existing and in good standing (or its equivalent) under the Laws of the Province of Ontario. Acculogic Inc. is a corporation duly incorporated, validly existing and in good standing (or its equivalent) under the Laws of the Province of Ontario. Acculogic GmbH is a limited liability company duly organized and validly existing under the Laws of Germany. Each Company Entity has all requisite corporate power required to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted, and is duly qualified to transact business as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 4.01(a)(i) of the Disclosure Letter contains a complete and accurate list of each jurisdiction in which each Company Entity is qualified to do business as a foreign business entity. Section 4.01(a)(ii) of the Disclosure Letter contains a complete and accurate list of all assumed or fictitious names of each Company Entity used within the last five (5) years and the corresponding jurisdiction(s) in which each Company Entity has registered such assumed or fictitious names.

(b)    Each Company Entity has made available to Buyers correct and complete copies of the Organizational Documents of such Company Entity. Such Organizational Documents are in full force and effect and no Company Entity is not in violation of any provisions of such Company Entity’s Organizational Documents.

(c)    Acculogic DE (i) has no Subsidiaries, and (ii) does not own, directly or indirectly, any Equity Securities of any Person.

(d)    Each of Acculogic Inc. and Acculogic GmbH is a wholly-owned subsidiary of Acculogic CAN. Except for Acculogic CAN’s ownership of Acculogic Inc. and Acculogic GmbH and Holdco’s ownership of 1,238 Class A Common Shares of Acculogic CAN (the “Holdco Acculogic CAN Shares”), no Company Entity owns of record or beneficially, directly or indirectly, any Equity Securities of any other Person.

Section 4.02    Authorization; Enforceability.

(a)    The execution, delivery and performance by each Company Entity of the Transaction Agreements to which such Company Entity is a party, and the consummation by each Company Entity of the Transaction, are within the corporate or other company power of each such Company Entity. The execution, delivery and performance by each Company Entity of the Transaction Agreements to which such Company is a party, and the consummation by each Company Entity of the Transaction, have been duly and validly authorized by all necessary actions (including any action by directors or shareholders, stockholders or other owners of each Company Entity), and no other action on the part of any Company Entity is necessary to authorize the execution, delivery and performance by each such Company Entity of the Transaction Agreements to which such Company Entity is a party, and the consummation by each such Company Entity of the Transaction.

(b)    The Transaction Agreements to which each Company Entity is a party have been duly executed and delivered by such Company Entity, and assuming the due authorization, execution and delivery by Buyers of the Transaction Agreements to which a Buyer is a party, the Transaction Agreements to which each Company Entity is a party constitute the valid, binding and enforceable agreement of such Company Entity, subject to the Enforceability Exceptions.

Section 4.03    Governmental Consents. No consents, waivers, notices, Permits or exemptions of, or other actions by, or registrations, declarations or filings with, any Governmental Authority are required by any Company Entity in connection with the execution, delivery and performance by each Company Entity of the Transaction Agreements to which such Company Entity is a party, nor the consummation by Seller or any Company Entity of the Transaction, other than those set forth on Section 4.03 of the Disclosure Letter (the “Acculogic Governmental Consents”).

Section 4.04    Non-Contravention. Neither the execution, delivery and performance by a Company Entity of the Transaction Agreements to which such Company Entity is a party nor the consummation by any Company Entity of the Transaction, nor compliance by a Company Entity with any of the terms or provisions of the Transaction Agreements to which such Company Entity is a party (a) conflict with or violate the Organizational Documents of such Company Entity, (b) assuming receipt of the Acculogic Governmental Consents, (i) violate any Law or Order applicable to such Company Entity, or (ii) except as set forth on Section 4.04(b)(ii) of the Disclosure Letter, require any consent, waiver, notice, filing or other action by or with any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under any Material Contract to which a Company Entity is a party or by which its assets are bound, or (c) result in the creation or imposition of any Lien on any asset of any Company Entity, except for any Permitted Liens.

Section 4.05    Capitalization and Ownership of the Purchased Shares. Except for the Purchased Shares and the Holdco Acculogic CAN Shares, there are no issued or outstanding Equity Securities of Acculogic CAN, Holdco or Acculogic DE. The Purchased Shares and the Holdco Acculogic CAN Shares have been duly authorized and are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller and Holdco, as applicable, and are free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions (other than those imposed by securities Laws) or similar rights of any Person or applicable Law. There are no Contracts to which a Company Entity or Seller is a party or by which it is bound relating to the issuance, repurchase, exchange, conversion, transfer, disposition redemption or acquisition of any Equity Securities of any Company Entity. Except pursuant to this Agreement, neither Seller nor any Company Entity has granted, directly or indirectly, to any Person any right to acquire any Equity Securities of any Company Entity or any right or privilege capable of the right to acquire any Equity Securities of any Company Entity. Neither Seller nor any Company Entity is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Equity Securities of any Company Entity and there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of any Equity Securities of any Company Entity.

Section 4.06    Financial Statements.

(a)    Section 4.06(a) of the Disclosure Letter contains correct and complete copies of:

(i)     the reviewed financial statements of Acculogic Inc. as of August 31, 2019, consisting of the reviewed balance sheet and the related reviewed statements of operation and retained earnings and cash flows for the fiscal year ended on such date;

(ii)    the notice to reader financial statements of Acculogic CAN as of August 31, 2019, consisting of the balance sheet and the related statements of operations and deficit for the fiscal year ended on such date;

(iii)     a management prepared balance sheet for Acculogic DE as of August 31, 2019;

(iv)    a management prepared trial balance for Holdco as of August 31, 2019 and 2020;

(v)    the combined notice to reader financial statements of the Company Entities (other than Holdco) as of August 31, 2019 and August 31, 2020, consisting of a combined balance sheet and the related combined statements of operations and retained earnings for the fiscal year ended on such date;

(vi)    the combined notice to reader financial statements of the Company Entities (other than Holdco) as of August 31, 2021, consisting of a combined balance sheet and the related combined statements of operations and retained earnings for the fiscal year ended on such date;

(vii)    a management prepared trial balance sheet for Holdco as of August 31, 2021 and 2020 (the items referenced in (vii) and (vii) above collectively called “2019-2021 Financial Statements” and the items referenced in (vi) and (vii) above collectively called the “2021 Financial Statements”); and

(viii)    a management prepared balance sheet for each Company Entity (other than Holdco) as of October 31, 2021 (each a “Latest Balance Sheet” and collectively, the “Latest Balance Sheets”);

(the Latest Balance Sheets, together with the 2019 - 2021 Financial Statements, are collectively referred to herein as the “Financial Statements”).

Except for the absence of notes and subject to normal recurring year-end adjustments (the effect of which is not, individually or in the aggregate, material), each of the 2019-2021 Financial Statements and the Latest Balance Sheets has been prepared in accordance with ASPE, and fairly present the financial position and results of operations of the Company Entities as of the respective dates and for the periods referred to in such Financial Statements.

(b)    Each Company Entity maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions of such Company Entity are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements of such Company Entity in conformity with ASPE or GAAP, as applicable, applied on a consistent basis and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences (“Internal Controls”). Neither Seller nor any Company Entity has received notice from an independent auditor of (x) any significant deficiency or weakness in the system of Internal Controls utilized by the Company Entities, (y) any facts, that in their totality, reasonably constitute fraud that involves any Company Entity or Seller’s management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by any Company Entity, or (z) any claim or allegation regarding any of the foregoing.

(c)    The books and records of each Company Entity (i) are complete and correct in all material respects, and all transactions to which such Company Entity is or has been a party are accurately reflected therein, (ii) reflect all discounts, returns and allowances granted by such Company Entity with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices, (iv) form the basis of the Financial Statements, and (v) reflect the assets, Liabilities, financial position, results of operations and cash flows of such Company Entity.

Section 4.07    Absence of Certain Changes. Since August 31, 2020, (a) the Company Entities have conducted the Business in the ordinary course of business consistent with past practice, (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) except as set forth on Section 4.07 of the Disclosure Letter, no Company Entity has:

(a)    made any change in its (i) accounting methods, principles or practices, (ii) Tax reporting practices, or (iii) cash management practices (including with respect to accounts receivable);

(b)    (i) settled or compromised any Tax claim, audit, or assessment, (ii) made, changed or revoked any Tax election, (iii) adopted or changed any annual Tax accounting period, or method of Tax accounting, (iv) amended any Tax Return or claim for refund, or (v) consented to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes or surrendered any right or claim to refund of Taxes;

(c)    waived, compromised, canceled, terminated, abandoned, allowed to lapse, assigned or granted any rights in, allowed to expire or released any right under any Contract to which such Company Entity is a party or any Business Intellectual Property Right, or made any write-off or write-down of or made any determination to write-off or write-down any of its assets or properties, except in the ordinary course of business consistent with past practice;

(d)    terminated, modified or amended any Material Contract, except such terminations, modifications or amendments entered into in the ordinary course of business consistent with past practice;

(e)    made any capital expenditures or commitments in excess of an aggregate of $25,000, or suffered any damages to or destruction of any tangible assets (whether or not covered by insurance), involving amounts that exceed $25,000 in the aggregate, or experienced any changes in the amount and scope of insurance coverage;

(f)    suffered (i) any shortages, cessation or interruption of supplies, utilities, or other services required to conduct the Business, or (ii) any loss of a Material Customer or Material Supplier;

(g)    incurred, assumed or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any accounts payable or other Liabilities;

(h)    sold, assigned, transferred, conveyed, leased, pledged, encumbered or otherwise disposed of any assets or properties, other than dispositions of inventory in the ordinary course of business consistent with past practice;

(i)    acquired any properties or assets or entered into any other transaction, other than in the ordinary course of business consistent with past practice, or effected any merger, consolidation, recapitalization, redemption, reclassification, split or similar change in its capitalization;

(j)    amended or modified its Organizational Documents;

(k)    (i) adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or (ii) entered into any Contract providing for acceleration of payment or performance as a result of a change of control;

(l)    made (i) any change in the rate of compensation, commission, bonus or other remuneration payable, or agreed to pay, any bonus, incentive, retention or other compensation, or any change in control payment, to or in respect of any Business Employee, or (ii) entered into any new, or amended or terminated any existing, Employee Benefit Plan;

(m)    experienced a breach of such Company Entity’s information technology systems, networks, and/or services, or any unauthorized use, access, or disclosure of Personal Information in such Company Entity’s possession, custody, or control; or

(n)    agreed to or obligated itself to do any of the foregoing.

Section 4.08    No Undisclosed Material Liabilities. The Company Entities have not incurred any Liabilities, other than (a) Liabilities set forth on the 2021 Financial Statements, (b) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the 2021 Financial Statements, and (c) Liabilities incurred in connection with this Agreement and the Transaction.

Section 4.09    Material Contracts.

(a)    Section 4.09(a) of the Disclosure Letter sets forth a correct and complete list of the following Contracts to which any Company Entity is a party or under which any Company Entity has continuing Liabilities that fall within the following categories (collectively, the “Material Contracts”):

(i)    any lease or sublease related to the Leased Real Property;

(ii)    any Contract (excluding any Employee Benefit Plan set forth on Section 4.17(a) of the Disclosure Letter) for the purchase of services or products providing for either (A) annual payments by a Company Entity of $25,000 or more; or (B) anticipated receipts by a Company Entity of more than $25,000 in any calendar year;

(iii)    any Contract that provides for indemnification by a Company Entity entered into outside of the ordinary course of business consistent with past practice;

(iv)    any Contract that relates to the sale of any Company Entity’s assets, other than in the ordinary course of business consistent with past practice;

(v)    any partnership, joint venture or other similar Contract;

(vi)    any Contract relating to the acquisition or disposition of any business, any stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which a Company Entity has continuing obligations following the Closing Date;

(vii)    any Contract as obligor or guarantor relating to Indebtedness;

(viii)    any Contract that limits, purports to limit, impedes, interferes with or restricts the ability of a Company Entity or any of its Affiliates to (A) compete with any Person in a product line or line of business, (B) operate in any geographic location, (C) engage in any line of business, or (D) solicit for employment, hire or employ any Person;

(ix)    any option, license, franchise or similar Contract;

(x)    any Contract that obligates a Company Entity to conduct business on an exclusive or preferential basis, that contains a “most favored nation” or similar covenant with any Person or that contains an exclusivity, requirements, “take or pay” or similar provision binding on a Company Entity;

(xi)    any Contract with a Governmental Authority;

(xii)    any Contract pursuant to which a Company Entity grants or is granted a license or right to use, or covenant not to be sued under, any Intellectual Property Rights other than (A) licenses for commercially available Software that are generally available on nondiscriminatory pricing terms which have an aggregate annual cost of $25,000 or less, and (B) non-exclusive licenses granted to, or by, a Company Entity in the ordinary course of business consistent with past practice;

(xiii)    any Contracts between or among a Company Entity, on the one hand, and Seller, any Affiliate of Seller or any other Company Entity, on the other hand, but not including any Contracts regarding any Employee Benefit Plan set forth on Section 4.17(a) of the Disclosure Letter;

(xiv)    any collective bargaining agreement to which a Company Entity is a party and any other Contract with a labor union or association or employee association representing any Business Employee;

(xv)    any employment, change of control, golden parachute, termination, severance, retention, consulting or restrictive covenant Contract with any current or former (A) officer, director or manager of a Company Entity, (B) any Business Employee (other than oral employment Contracts terminable at will without any further obligation of a Company Entity), or (C) independent contractor;

(xvi)    any Contract pursuant to which a consent or waiver of, or notice to, a counterparty thereto is required in connection with the consummation of the Transaction;

(xvii)    any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any assets, rights or properties of a Company Entity;

(xviii)    any manufacturing Contract;

(xix)    any Contract relating to the distribution, marketing or advertising of any of the Products;

(xx)    any Contract between a Company Entity, on the one hand, and any distributors, manufacturers’ agents or selling agents, on the other hand, or pursuant to which a Company Entity sells or distributes products or pays a commission to a Person with respect to the sale of the Products;

(xxi)    any Contract with a Material Customer, other than purchase orders entered into in the ordinary course of business consistent with past practice;

(xxii)    any Contract with a Material Supplier; and

(xxiii)    any Contract which is not otherwise described in clauses (i) through (xxii) above that is material to a Company Entity.

(b)    The Company Entities have made available to Buyers a correct and complete copy of each Material Contract. Each Material Contract to which a Company Entity is a party is in full force and effect and is a legal, valid and binding obligation of such Company Entity enforceable in accordance with its respective terms against such Company Entity and, to the Knowledge of the Companies, each other party to such Material Contract subject, in the case of enforceability, to the Enforceability Exception, and there is no existing default or breach by a Company Entity under any such Material Contract (or event or condition that, with or without notice or lapse of time or both, could constitute a default or breach) and, to the Knowledge of the Companies, there is no such default or breach (or event or condition that, with or without notice or lapse of time or both, could constitute a default or breach) with respect to any other party to any such Material Contract. There has not been any written notice to or threat to terminate any Material Contract to which a Company Entity is a party. To the Knowledge of the Companies, no event has occurred which (with or without notice or lapse of time or both) permits any termination, modification or acceleration of payment, or requires any payment, under any Material Contract to which a Company Entity is a party.

Section 4.10    Litigation. Except as set forth on Section 4.10 of the Disclosure Letter, no Company Entity is a claimant or defendant in, or otherwise a party to, any Legal Proceeding or, to the Knowledge of the Companies, threatened Legal Proceeding against such Company Entity or otherwise affecting or involving the Business or the assets of such Company Entity. There is no investigation or review pending or, to the Knowledge of Companies, threatened by any Governmental Authority with respect to a Company Entity or the Business. There are no Orders of, or before, any Governmental Authority against a Company Entity or under which a Company Entity is subject to ongoing obligations.

Section 4.11    Compliance with Laws; Permits; Anti-Corruption Laws.

(a)    Except as set out in Section 4.11(a) of the Disclosure Letter, each Company Entity is, and since the Lookback Date has been, in compliance with all Laws in all material respects.

(b)    The Company Entities hold all material licenses, sublicenses, permits, general permit coverage, approvals, certificates, certifications, registrations, exemptions, variances, permissive uses, consents, and other authorizations of any nature, in each case, issued or granted by or obtained from a Governmental Authority and any renewals thereof, necessary for operation of the Business (collectively, the “Permits”). All of the Permits are in good standing and in full force and effect. The applicable Company Entities are in compliance with the terms of the Permits, and there are no Legal Proceedings pending or, to the Knowledge of the Companies, threatened that would reasonably be expected to result in the revocation or termination of any of the Permits. No condition, fact or circumstance exists that would result in, or would be likely to result in, the revocation, limitation, nonrenewal or denial of any of the Permits necessary or advisable for the lawful conduct of the Business.

(c)    Since the Lookback Date, no Company Entity nor any of such Company Entity’s directors, managers, officers, employees, agents or other Persons acting on their behalf has, directly or indirectly, violated or is in violation of, or to the Knowledge of the Companies, is aware of any action taken that would result in a violation of, (1) the Foreign Corrupt Practices Act of 1977 (US), as amended, (2) the Corruption of Foreign Public Officials Act (Canada), (3) the Bribery Act (UK) or other similar Laws of other jurisdictions, (4) the Special Economic Measures Act (Canada) or other similar Laws of other jurisdictions, or (5) the Freezing Assets of Corrupt Foreign Public Officials Act (Canada) or other similar Laws of other jurisdictions, in each case to which any of the Company Entities are subject, or any other anti-corruption Law applicable to the Company Entities (collectively, the “Anti-Corruption Laws”), nor (i) used any funds of such Company Entity for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of such Company Entity, or (iii) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services. No Legal Proceeding by or before any Governmental Authority involving a Company Entity or any of such Company Entity’s directors, managers, officers, employees, agents or other Persons acting on their behalf, with respect to any Anti-Corruption Law is pending or, to the Knowledge of the Companies, threatened, nor have any disclosures been submitted by any Company Entity to any Governmental Authority with respect to potential violations of any Anti-Corruption Law by any such Person.

(d)    Since the Lookback Date, no Company Entity nor any of such Company Entity’s directors, managers, officers, employees, agents or other Persons acting on their behalf has, directly or indirectly, violated or is in violation of, or is aware of any action taken that would result in a violation of, the Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) or any other anti-money laundering Law (“AML Laws”) applicable to it.  No Company Entity nor any of such Company Entity’s directors, managers, officers, employees, agents or other Persons acting on their behalf has, directly or indirectly, (i) used any funds of such Company Entity to engage in illegal conduct under any applicable Laws, (ii) engaged in transactions intended to or having the effect of disguising the nature, location, source, ownership or control of funds, (iii) engaged in transactions involving funds that are the proceeds of unlawful activity, or (iv) engaged in a financial transaction designed in whole or in part to avoid a financial reporting requirement under any applicable Law.  No Legal Proceeding involving a Company Entity or any of such Company Entity’s directors, managers, officers, employees, agents or other Persons acting on their behalf, with respect to any AML Law is pending or, to the Knowledge of the Companies, threatened, nor have any disclosures been submitted by any Company Entity to any Governmental Authority with respect to potential violations of any AML Law by any such Person.

(e)    Since the Lookback Date, each Company Entity has conducted its import and export transactions in accordance with all applicable import, export and re-export Laws and controls.

Section 4.12    Products.

(a)    Section 4.12(a) of the Disclosure Letter contains a list of all jurisdictions in which a Company Entity has sold any of the Products. The Company Entities and the Products are, and since the Lookback Date have been, in compliance in all material respects with (1) any applicable Laws administered by any other federal, international, state, provincial or local Governmental Authority responsible for regulating the manufacture, storage, distribution, sale, safety, packaging, labeling or advertising of the Products (collectively, the “Product Authorities” and such Laws, collectively, “Product Laws”), and (2) all terms and conditions imposed in any Permits granted to the Company Entities by any of the Product Authorities. The Products are, and since the Lookback Date have been, (i) properly manufactured, produced, processed, handled, distributed and stored, and are properly packaged, labeled and advertised and fit for the use for which they are intended, (ii) of good and merchantable quality and condition, (iii) shipped in interstate or international commerce in accordance with the Product Laws, (iv) registered in all jurisdictions required by applicable Law, and (v) in conformity with all express and implied warranties and guaranties. To the Knowledge of the Companies, the suppliers and subcontractors of the Company Entities are compliant with all Laws, and each Company Entity is, and, to the Knowledge of the Companies, the suppliers and subcontractors of such Company Entity are, not in breach of quality control, product safety, product integrity, facility certification or any similar obligations imposed in Contracts with third parties for the supply of the Products.

(b)    The Company Entities have made available to Buyers the standard terms and conditions of sale for all the Products (containing applicable guaranty, warranty and similar indemnity provisions).  None of the Products are subject to any guaranty, warranty or other indemnity beyond such standard terms and conditions of sale, except for warranties arising under applicable Laws.  None of the Products are or have been found to be misbranded, packaged, labeled or advertised in a manner contrary to Law.

(c)    Since the Lookback Date, the Company Entities have not received and are not subject to, (1) any letter, notice or other written adverse communications from any Product Authorities regarding compliance with any Law relating to the manufacture, storage, distribution, sale, safety, packaging, labeling or advertising of the Products; or (2) any written adverse communication or notice of violation from any Person acting in the public interest, or any attorney acting on behalf of any Person acting in the public interest. There are no claims or demands pending or, to the Knowledge of the Companies, threatened against any Company Entity for indemnification from any Person regarding the Products.  Since the Lookback Date, the Company Entities have not received written notice of, or been subject to, any claim or finding of deficiency or non-compliance, penalty, fine or sanction, request for corrective or remedial action or other compliance or enforcement action with respect to any Product Authorities, in respect of any of (i) the Products, (ii) the materials in the Products, or (iii) the facilities at which the Products are manufactured, packaged, stored, or distributed. Since the Lookback Date, the Company Entities have not received written notice of, or been subject to, (A) any notice of claim, demand letter, notice of violation, or similar communication from or on behalf of any Person, or (B) any claim for defense and/or indemnification from or on behalf of any Person concerning any claim or allegation of personal/bodily injury or property damage with respect to the Products.

Section 4.13    Title to Assets; No Other Business; Condition.

(a)    Each Company Entity has good and valid title to, or a valid leasehold or license interest in, all of the property and assets of such Company Entity (including in relation to the applicable Company Entity the Leased Real Property and the Business Intellectual Property Rights), free and clear of all Liens, except Permitted Liens. Such property and assets constitutes all of the assets, rights and properties necessary and sufficient for the Company Entities to operate the Business immediately after the Closing in the same manner as conducted by the Company Entities in the one year period prior to the Closing Date. The Company Entities (other than Holdco) do not engage in any business other than the Business. Holdco has not engaged in any business activity other than owning Equity Securities.

(b)    All of the tangible properties and assets of the Company Entities (including the improvements on the Leased Real Property but excluding inventory) are (i) usable in the regular and ordinary course of business consistent with past practice, (ii) in conformity with all applicable Laws and Permits relating to their manufacture, use and operation, (iii) in good operating condition and repair having regard to their age, reasonable wear and tear and the uses to which they are put, and (iv) adequate for the purposes for which such properties and assets are being used by the Company Entities.

Section 4.14    Real Property.

(a)    The Company Entities do not, directly or indirectly, own legal or beneficial interest in any real property. Section 4.14(a) of the Disclosure Letter contains a correct and complete list of all real property leased (whether as landlord or tenant) or occupied by each Company Entity, and the lessor or lessee of such property (the “Leased Real Property”). The applicable Company Entity has a valid leasehold interest in the Leased Real Property.

(b)    Neither the whole nor any portion of the Leased Real Property has been condemned, requisitioned, expropriated or otherwise taken by any Governmental Authority and, to the Knowledge of the Companies, no such condemnation, requisition, expropriation or taking is threatened or contemplated. There are no pending or, to the Knowledge of the Companies, threatened changes to any applicable codes or zoning requirements affecting or against all, any portion of the Leased Real Property. There are no (i) public improvements which have been commenced or completed or, to the Knowledge of the Companies, ordered, and for which an assessment may be levied against the Leased Real Property, or (ii) planned improvements which may result in any assessment against the Leased Real Property, in each case that would result in a Liability of any Company Entity. There is no Lien applicable to the Leased Real Property that would impair the current use or the occupancy of such Leased Real Property by the applicable Company Entity. To the Knowledge of the Companies, all buildings, structures, fixtures, and appurtenances comprising part of the Leased Real Property were constructed or installed in accordance with applicable Law and are structurally sound and in good condition and repair (normal wear and tear excepted), and do not encroach on any property owned by any other Person, and to the Knowledge of the Companies, there are no violations of any Law affecting any portion of the Leased Real Property, including violations of any Laws regulating building, zoning, fire, safety, environmental, traffic, flood control or health, and no notice of any such violation has been issued by any Governmental Authority.

(c)    All improvements to the Leased Real Property (including mechanical, electrical and plumbing systems serving such improvements) are in good condition and repair (having regard to their age, reasonable wear and tear and the uses to which they are put), and such any such improvements made by a Company Entity are free from structural defects. There are no continuing maintenance, repair or capital improvement obligations with respect to the Leased Real Property set forth in the lease for the Leased Real Property that have not been satisfied by the Company Entities. To the Knowledge of the Companies, there are no damages, conditions or repairs that the lessee would be obligated to repair, restore or remediate upon termination of such lease or sublease. The Leased Real Property is supplied with utilities and other services adequate for the operation of such Leased Real Property, including adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities. The Company Entities have obtained all agreements or other rights from any other Person necessary to permit the lawful use and operation by them of the facilities located on the Leased Real Property or any driveways, roads and other means of egress and ingress to and from the Leased Real Property, and each such agreement or other right is in full force and effect.

(d)    There are no outstanding options, rights of first offer or rights of first refusal to purchase or lease the Leased Real Property or any portion thereof or interest therein to which a Company Entity is a party or is otherwise bound. The Leased Real Property is not shared by a Company Entity, on the one hand, and any other Person (including another Company Entity), on the other hand, or used for any business other than the Business. The applicable Company Entity has the right to quiet enjoyment of the Leased Real Property in accordance with applicable Law. There has been no disturbance of, or challenge to, any Company Entity’s quiet possession of any Leased Real Property for the full term of any applicable lease and any renewal option related thereto.

(e)    There is no pending or, to the Knowledge of Companies, threatened Legal Proceeding against or affecting the Leased Real Property.

(f)    No impact fees have been imposed, assessed or levied against the Leased Real Property for which a Company Entity is liable. To the Knowledge of the Companies, no impact fees are contemplated by any Governmental Authority to be imposed, assessed or levied against the Leased Real Property, and any impact fees imposed, assessed or levied upon the Leased Real Property for which a Company Entity is liable have been paid in full.

Section 4.15    Intellectual Property.

(a)    Section 4.15(a) of the Disclosure Letter contains a list including, where applicable, the filing, registration, or issuance date, application number, registration or issuance number, owner, status and jurisdiction, of all (i) registrations or issuances of any Business Intellectual Property Rights, (ii) pending applications for registration of any Business Intellectual Property Rights, (iii) Contracts under which a Company Entity has granted or licensed to any third party any Business Intellectual Property Rights, (iv) Contracts under which a third party has granted or licensed to a Company Entity any Intellectual Property Rights (except for commercially available Software that is generally available on non-discriminatory pricing terms which have an aggregate cost of $10,000 on an annual basis or less for which a Company Entity has purchased a perpetual, paid-up license), (v) Software, other than commercially available Software that is generally available on non-discriminatory pricing terms which have an aggregate cost of $25,000 on an annual basis or less, (vi) unregistered Marks, and (vii) Domain Names, in each case owned or purported to be owned by, licensed by, licensed to or used by a Company Entity or otherwise necessary to or used in the operation of the Business (categorized by type (e.g., Patents, Marks, Domain Names, Copyrights, Contracts and Software)) and indicating whether such Patents, Marks, Domain Names, Copyrights, Contracts and Software are owned, licensed by, licensed to or used by a Company Entity and identifying the applicable Company Entity. All required filings and fees related to the Registered Intellectual Property owned by any Company Entity have been timely submitted and paid to the appropriate Governmental Authority. All Registered Intellectual Property owned by a Company Entity has been duly filed, registered or issued, as the case may be, with the appropriate Governmental Authority and has been properly maintained and renewed in accordance with all applicable Laws. The specifications for each of the Products produced by or on behalf of the Company Entities have been recorded in written or electronic form so that the Company Entities can produce such Products after the Closing in the same manner as they were produced before the Closing and no Company Entity has disclosed those specifications to any Person that was not subject to an obligation of confidentiality and one or more Company Entity has otherwise taken all steps to protect the trade secret status of such specifications.

(b)     Each Company Entity owns, exclusively and beneficially, free and clear of all Liens (other than Permitted Liens), all rights, title, and interests in and to the Intellectual Property Rights owned by such Company Entity, and has the valid right to use, free and clear of all Liens (other than Permitted Liens), all of the other Intellectual Property Rights used by such Company Entity, and no Intellectual Property Rights owned by a Company Entity are in the control of any Person other than such Company Entity. No Business Intellectual Property Right is subject to any outstanding Order or Contract restricting the use thereof by any Company Entity or restricting the licensing thereof by a Company Entity to any Person.

(c)    The operation of the Business, as and where currently conducted by the Company Entities and as and where conducted since the Lookback Date, and the Business Intellectual Property Rights owned by the Company Entities, and to the Knowledge of the Companies the Business Intellectual Property Rights licensed or used by the Company Entities, since the Lookback Date have not:

(i)    infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate, or otherwise violate, the Intellectual Property Rights (other than Patents) or other rights (other than Patents) of any Person;

(ii)    given rise to an obligation to render an accounting to any Person as a result of co-authorship or co-invention; or

(iii)    to the Knowledge of the Companies, infringed the Patent of any Person.

(d)    The Company Entities have not received any written notice (including by demand letter or offer to license) alleging that the operation of the Business infringes, and/or its use of any Intellectual Property Rights misappropriates or otherwise violates, the Intellectual Property Rights or any other right of any Person. To the Knowledge of the Companies, no Person has infringed, misappropriated, or otherwise violated any Business Intellectual Property Right. There is no basis for any Legal Proceeding asserting any such infringement or asserting that any Company Entity does not own or have the legal right to use any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the Business or that any Company Entity unfairly competes with any Person.

(e)    All Software licensed by the Company Entities used in connection with the Business or otherwise residing on a Company Entity’s computer systems is properly licensed, and no Company Entity has made any unlicensed copies of such Software except those permitted for archival and back-up purposes. Each Company Entity is not, nor to the Knowledge of the Companies is any other party, in material breach of or in default under any such license or other Contract, and each such license and other Contract is valid and in full force and effect. The Company Entities own all licenses necessary to use the Software (which is not owned Software) used in the operation of the Business without claims of infringement or other violation of rights of the owner of such Software. To the Knowledge of the Companies, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such license or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(f)    The Company Entities have the right to use, sell, license, dispose of, sublicense, and freely assign, and have the right to bring actions for the infringement or misappropriation of, any of the Business Intellectual Property Rights owned by the Company Entities. No Company Entity is under any obligation to pay any royalty, license fee, or other similar consideration to any Person or to obtain any approval or consent for use of any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the Business.

(g)    Any source code for Software created or developed by a Company Entity or on its behalf is free and clear of any malware, viruses, or other malicious code and any defects that prevent the Software from operating in fulfillment of its intended purpose or substantially as described in its related specification. The use, sale, or licensing of any Software created or developed by a Company Entity or on its behalf is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring (as a license condition or otherwise) such Company Entity to disclose, assign, or license any source code or any other content associated with any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the Business.

(h)    To the extent permitted and necessary under applicable Laws, each current and former employee of the Company Entities and any current or former independent contractor or other Person retained by a Company Entity who, either alone or in concert with others, created or creates, developed or develops, invented or invents, discovered or discovers, derived or derives, programmed or programs, or designed or designs any of the Business Intellectual Property Rights, has entered into a written agreement with such Company Entity (i) presently assigning all rights in such Intellectual Property Rights to such Company Entity, and (ii) providing that such employee, independent contractor, or other Person waives any moral rights thereto. Each current and former employee of the Company Entities and any current or former independent contractor or other Person retained by a Company Entity who has had access to or was provided with any Confidential Information or trade secrets of such Company Entity or any Confidential Information for which such Company Entity is owed or owes a duty of confidentiality to a third Person, has entered into a written agreement with such Company Entity containing reasonable confidentiality obligations to protect such Confidential Information or trade secrets and that are compliant with any obligations of confidentiality owed by such Company Entity to any applicable third Person. No former owner, Affiliate, employee, or independent contractor of the Company Entities, or other Person, has any valid claim or right to any of the rights in the Business Intellectual Property Rights. Each Company Entity has used and uses reasonable efforts to diligently enforce its rights in the Intellectual Property Rights owned by such Company Entity in regards to known instances of violations and to protect the confidential nature of all trade secrets, and there have been no acts or omissions by such Company Entity, the result of which would be to compromise the rights of such Company Entity in any respect (or Buyers after the Closing Date) to apply for, obtain or enforce appropriate legal protection afforded by such Intellectual Property Rights owned by such Company Entity or that would result in the abandonment, dedication to the public domain, or loss of any rights in or to any such Intellectual Property Rights. Each Company Entity has not and has not been in violation of any confidentiality obligation owed to any other Person. To the Knowledge of the Companies, there have been no unauthorized disclosures of Confidential Information or trade secrets of a Company Entity or any unauthorized disclosures of any Confidential Information for which a Company Entity owes a duty of confidentiality to a third Person by a Company Entity or its employees, independent contractors or suppliers.

(i)    Each Company Entity owns or has exclusive control over all Domain Names owned by such Company Entity (including all login or access credentials for any social media accounts and Domain Name registrations) and no single employee, contractor or other Person owns, maintains, or controls such login or access credentials.

(j)    Except as would not result in a Liability to a Company Entity, such Company Entity has all consents, authorizations, permissions, and/or waivers necessary to use any names, images, likenesses, quotes, or other personal indicia of any Person as used by such Company Entity, and such consents, authorizations, permissions shall survive the Closing.

Section 4.16    Employment Matters and Labor Relations.

(a)    Except as set forth on Section 4.11(a) of the Disclosure Letter, each Company Entity is, and has been since the Lookback Date, in compliance with all applicable Laws in all material respects relating to labor and employment, including those relating to labor management relations, employment standards, wages, vacation pay, public holiday pay, leaves of absence, hours, overtime, discrimination, harassment (including sexual harassment), civil rights, human rights, affirmative action, pay equity, work authorization, immigration, safety, workers compensation, and health and continuation coverage under group health plans. Each Company Entity is, and has been since the Lookback Date, in compliance with all applicable employee visa and work permit requirements in all material respects.

(b)    The U.S. Business Employees are, and have been since the Lookback Date, properly classified under the Fair Labor Standards Act of 1938 if applicable thereto or under any similar Law of any state or foreign jurisdiction applicable to such employees. Except as set forth on Section 4.11(a) of the Disclosure Letter, no Company Entity is delinquent with respect to, nor has it failed to pay any of its employees, consultants or contractors for any wages due, including overtime wages, vacation pay, salaries, commissions, bonuses, or other compensation, of any nature whatsoever, for any services performed by them or amounts required to be reimbursed to such individuals.

(c)    (i) No Company Entity is party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement, and, to the Knowledge of the Companies, there has not been any organizational campaign, petition, application for certification or other unionization activity seeking recognition of a collective bargaining unit relating to any Business Employee since the Lookback Date, (ii) no Company Entity has made an commitments to voluntarily recognize or negotiate with any union or employee association, (iii) there is, and since the Lookback Date, there has been, no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of the Companies, threatened against any Company Entity, and (iv) there are no unfair labor practice complaints pending or, to the Knowledge of the Companies, threatened against any Company Entity before any Governmental Authority and no Company Entity has engaged in or, to the Knowledge of the Companies, has been alleged to have engaged in any unfair labor practices since the Lookback Date.

(d)    Set forth on Section 4.16(d) of the Disclosure Letter is a correct and complete list, as applicable, of each Business Employee’s, consultant’s and contractor’s: (i) name; (ii) Company Entity, (iii) title or position; (iv) whether full-time or part-time; (v) hire date; (vi) current annual base compensation, rate of pay or fee; (vii) current commission, bonus or other incentive-based compensation; (viii) principal work location; (ix) exempt or non-exempt status; (x) vacation, overtime and sick day entitlements; (xi) participation in health, dental and vision plans, to the extent offered; (xii) status (active or on leave), and where a Business Employee is on leave, the type of leave and expected return to work date (if known); (xiii) written Business Employee, consultant or contractor agreement, if any; and (xiv) for each Business Employee, consultant and contractor who is employed or engaged pursuant to an oral Contract, a summary of the terms of such Contract (the “Employee List”).

(e)    Except as set forth on Section 4.16(e) of the Disclosure Letter, the employment of each U.S. Business Employee is terminable at will and the applicable Company Entity does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any U.S. Business Employee. Except as set forth on Section 4.16(e) of the Disclosure Letter, each Canadian Business Employee has an employment Contract that is terminable upon either the provision of notice in accordance with the terms of such employment Contract or reasonable notice in accordance with the common law, in each case subject to the entitlements such employee may have under employment standards legislation or the common law. Except as set forth on Section 4.16(e) of the Disclosure Letter, each Person who is a Business Employee of Acculogic GmbH has an employment Contract that is terminable upon either the provision of notice in accordance with the terms of such employment Contract or in accordance with the entitlements of such employee under applicable Law. To the Knowledge of the Companies, none of the Business Employees intend to terminate his or her employment with the applicable Company Entity. No Company Entity is engaged in any dispute or litigation with any Business Employee.

(f)    No Company Entity is a party to any settlement agreement entered into during the Lookback Period with a current or former director, officer, manager, employee or independent contractor that involves allegations relating to sexual harassment by a director, officer, manager, employee or independent contractor of such Company Entity. Since the Lookback Date, no allegations of sexual harassment have been made against a director, officer, manager, employee or independent contractor of any Company Entity.

(g)    No Company Entity has received any written complaints or claims or, to the Knowledge of the Companies oral complaints or claims, for failing to provide a safe working environment or accommodation in relation to COVID-19.

(h)    No Company Entity is subject to any claim relating to its Business Employees or former Business Employees’ employment, termination of employment, discrimination or harassment. There are no outstanding Orders against any Company Entity under applicable employment standards or health and safety legislation.

(i)    To the Knowledge of the Companies, no Business Employee, consultant or contractor is in violation of or subject to any Order with respect to any employment agreement, non-competition agreement, non-solicitation agreement, invention assignment agreement or any other restrictive covenant agreement with any third party.

(j)    There are no outstanding loans from a Company Entity to any Business Employee (current or former), officer, director, consultant or independent contractor of any Company Entity.

(k)    Those individuals who have been classified by a Company Entity as consultants or independent contractors of such Company Entity have been properly classified and no Company Entity has received any notice from any Governmental Authority disputing such classification. No Company Entity is subject to any current, pending or, to the Knowledge of the Companies, threatened claim by a consultant or independent contractor regarding its classification. No consultant or independent contractor has been promised employment, contingent or otherwise, with any Company Entity now or in the future.

(l)    There are no outstanding assessments or other amounts due and owing by a Company Entity pursuant to any workplace safety and insurance or workers’ compensation insurance requirements. To the Knowledge of the Companies, there are no facts or circumstances, including claims and potential claims that could reasonably be expected to result in a material increase in any Company Entity’s accident cost experience. There are no charges against any Company Entity pending, or to the Knowledge of the Companies, threatened or anticipated under applicable health and safety legislation.

(m)    Except as set forth on Section 4.10 of the Disclosure Letter, no Company Entity is subject to any pending or, to the Knowledge of the Companies, threatened claim before a Governmental Authority by a Business Employee (current or former) in any way relating to any Business Employee’s employment or the termination of employment from such Company Entity.

Section 4.17    Employee Benefit Plans.

(a)    Set forth on Section 4.17(a) of the Disclosure Letter is a correct and complete list of each material Employee Benefit Plan. For each Employee Benefit Plan listed on Section 4.17(a) of the Disclosure Letter, the applicable Company Entity has made available to Buyers: (i) the current plan document (or, in the case of a material unwritten Employee Benefit Plan, a written description thereof) and all amendments thereto, (ii) the current summary plan description and summaries of material modifications, (iii) to the extent applicable, a favorable determination or opinion letter from the IRS or the Canada Revenue Agency, and (iv) to the extent applicable, all current trust agreements, custodial agreements, investment management or investment advisory agreements, insurance contracts, administrative services agreements, or other funding arrangements or contracts thereto. Except as set forth on Section 4.17(a) of the Disclosure Letter, none of the Employee Benefit Plans is a plan, program, arrangement or practice, formal or informal, relating to retirement or retirement savings including pensions plans, pensions or supplemental pensions, a “registered pension plan”, “deferred profit sharing plan”, “retirement compensation arrangement”, a “registered retirement savings plan” or a “tax free savings account” (as such terms are defined in ERISA, the Code, the Tax Act or any provision of state, local or foreign Law relating to the same).

(b)    None of the Company Entities is a member of the Controlled Group sponsors, maintains, contributes to, has an obligation to contribute to, or has any current or contingent liability or obligation with respect to (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA); or (v) a “voluntary employee beneficiary association” under Section 501(c)(9) of the Code. No Company Entity has any liability as a consequence of at any time being part of a Controlled Group with any other Person.

(c)    Each Employee Benefit Plan, if any, that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on an opinion letter from the IRS or has timely applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired, and no event has occurred and no conditions exist that would be expected to result in the revocation of its qualified status or the revocation any such determination letter or opinion letter.

(d)    Each Employee Benefit Plan has been established, registered, maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance in all material respects with all applicable Laws, including without limitation, if and to the extent applicable, ERISA, the Code, the Tax Act, the Consolidated Omnibus Budget and Reconciliation Act of 1985 and the Health Insurance Portability and Accountability Act of 1996. Each Company Entity has made full and timely payment of all contributions required to be made by it to any Employee Benefit Plan by the terms of such plan or under Law. All contributions which are required to be made by a Company Entity to any Employee Benefit Plan for any period ending prior to the Closing Date, but which are not due by the Closing Date and all benefits accrued under any unfunded Employee Benefit Plan are properly accrued in the applicable Closing Net Working Capital. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Benefit Plans that could reasonably be expected to result in any Liability or excise Tax under ERISA, the Tax Act or the Code being imposed on any Company Entity.

(e)    There is no pending or, to the Knowledge of the Companies, threatened, assessment, complaint or Legal Proceeding with respect to any Employee Benefit Plan (other than routine claims for benefits). No Employee Benefit Plan is currently the subject of an audit or examination of a Governmental Authority.

(f)    None of the Employee Benefit Plans in which Business Employees or former employees of a Company Entity participate provide retiree health or welfare insurance benefits to any current or former employee (or their spouses or dependents) of such Company Entity except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other Law.

(g)    Nothing has occurred with respect to any Employee Benefit Plan that has subjected or could reasonably be expected to subject a Company Entity, or, with respect to any period on or after the Closing Date, either Buyer or any of such Buyer’s Affiliates, to a penalty under Section 402 of ERISA or to tax or penalty under Section 4975 or 4980H of the Code or tax or penalty under the Tax Act.

(h)    Each Employee Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code in all material respects. No Company Entity has any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise Taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(i)    No Company Entity is under any obligation (express or implied) to modify any Employee Benefit Plan, except as required by Law, or to establish any new Employee Benefit Plan. No commitments to improve or otherwise amend any Employee Benefit Plan have been made.

(j)     Except as set forth on Section 4.17(j) of the Disclosure Letter, neither the execution, delivery and performance by the Company Entities of this Agreement nor the consummation of the Transaction will (either alone or upon the occurrence of any additional or subsequent event), (i) entitle any Business Employee or service provider of the Company Entities to severance pay, termination pay, unemployment compensation, a change of control payment, retention payment, or any other payment or benefit from any Company Entity, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits (including funding of compensation or benefits through a trust or otherwise) due any Business Employee or service provider of a Company Entity, or (iii) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) of any payment or benefit that, individually or in the aggregate, constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code) that could be nondeductible by the payor under Section 280G of the Code or that would result in an excise Tax on any recipient under Section 4999 of the Code.

(k)    No Company Entity has any obligation to indemnify or gross-up any individual for any Tax under Sections 4999 or 409A of the Code (or any corresponding provisions of US state, or local Tax law).

(l)    No insurance policy or any other agreement affecting any Employee Benefit Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder.

(m)    No liability exists in connection with any former Employee Benefit Plan relating to the Business Employees (current or former) (or any beneficiary or dependent thereof).

Section 4.18    Environmental Matters.

(a)    Each Company Entity is, and has been since the Lookback Date, in compliance with all applicable Environmental Laws in all material respects.

(b)    The Company Entities possess and are in compliance in all material respects with all Environmental Permits, and all such Environmental Permits are in full force and effect in accordance with Environmental Laws. With respect to any such Environmental Permits, the applicable Company Entity is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any written communication regarding any adverse change in the status or terms and conditions of the same.

(c)    (i) Since the Lookback Date, no written notice of violation, order, request for information, indemnity obligation, claim, complaint or penalty has been received by any Company Entity, and (ii) there are no Legal Proceedings pending or, to the Knowledge of the Companies, threatened against any Company Entity, in the case of each of (i) and (ii), that alleges a violation of or Liability under any Environmental Laws by a Company Entity that has not been settled, dismissed, paid or otherwise resolved. Since the Lookback Date, there have been no regulatory compliance inspections at any Leased Real Property by any Governmental Authority that have not been resolved to the satisfaction of the applicable Governmental Authority.

(d)    No Company Entity has received any notice from a Governmental Authority or other Person that such Company Entity is (i) in violation of any Environmental Laws or (ii) subject to any Liability arising under Environmental Laws or any investigation, remediation or corrective obligation relating to such Company Entity or any Leased Real Property.

(e)    There has been no Release at any Leased Real Property of Hazardous Substances in violation of Environmental Laws as a result of any operations or activities of any Company Entity or, to the Knowledge of the Companies, its contractors or third-party operators that would reasonably be expected to result in a Liability of such Company Entity.

(f)    To the Knowledge of the Companies, no Hazardous Substances are present at, on, in or under any Leased Real Property or any real property formerly owned or leased by any Company Entity in violation of or giving rise to a Liability of any Company Entity under applicable Environmental Laws.

(g)    No real property currently or formerly owned, operated or leased by any Company Entity is listed on, or has been proposed for listing on, the National Priorities List (or Comprehensive Environmental Response, Compensation and Liability Information System List) under CERCLA, or any similar U.S. or foreign federal, state, provincial or local list.

(h)    Each Company Entity has made available to Buyers copies of all environmental reports, studies, audits, investigations, assessments and other similar reports concerning the real property currently or formerly owned, operated or leased by such Company Entity that are in the possession, custody or control by such Company Entity or any of its Affiliates pertaining to any Release, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Substances.

Section 4.19    Taxes.

(a)    All Tax Returns required to be filed on or before the Closing Date by any Company Entity have been timely filed. Such Tax Returns are, correct and complete. All Taxes due and owing by any Company Entity (whether or not shown on any Tax Return) have been timely paid. No Company Entity is currently the beneficiary of any extension of time within which to file any Tax Return.

(b)    Each Company Entity has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of Law. Each Company Entity has consistently treated any workers that it treats as independent contractors (and any similarly situated workers) as independent contractors for purposes of the Code and the Treasury Regulations.

(c)    No Company Entity has received any written claim from any Taxing Authority in any jurisdiction where such Company Entity does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Company Entity.

(e)    All deficiencies asserted, or assessments made, against any Company Entity by any Taxing Authority have been fully paid.

(f)    No Company Entity is a party to any Legal Proceeding, audit or examination with or by any Taxing Authority. No Company Entity has received written notice of any pending or threatened Legal Proceedings, audits or examinations by any Taxing Authority against such Company Entity.

(g)    Each Company Entity has made available to Buyers correct and complete copies of (i) all of the federal Income Tax Returns of or relating to such Company Entity for taxable periods ending after December 31, 2018, (ii) any state, local or foreign Tax Returns of or relating to such Company Entity for taxable periods ending after December 31, 2018, and (iii) any audit report or statement of deficiencies assessed against, agreed to by, or with respect to such Company Entity for all Tax periods ending after December 31, 2018.

(h)    There are no Liens (other than Permitted Liens and for current Taxes not yet due and payable) for Taxes upon the assets of any Company Entity.

(i)    No private letter rulings, technical advice memoranda or similar Contracts or rulings have been requested, entered into or issued by any Taxing Authority with respect to any Company Entity. There is no request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code and any analogous US state or local Tax Law), with respect to any Company Entity.

(j)    No Company Entity that is required under applicable Law to file an Income Tax Return in the United States has been a member of an affiliated, combined, consolidated or unitary group or similar group for Tax purposes. No Company Entity that is required under applicable Law to file an Income Tax Return in the United States has any Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6, as a transferee or successor, by Contract or otherwise.

(k)    Except as set forth on Section 4.19(k) of the Disclosure Letter, neither any Company Entity, Buyers nor any of their respective Affiliates will be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable periods or portion thereof ending after the Closing Date with respect to any Company Entity as a result of:

(i)    any change in a method of accounting under Section 481 of the Code (or any analogous US state or local Tax Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)    an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)    a prepaid amount received on or before the Closing Date;

(iv)    interest held by such Company Entity in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Section 951 or 951A of the Code;

(v)    any closing agreement under Section 7121 of the Code, or under any analogous US state or local Tax Law;

(vi)    intercompany transactions occurring prior to the Closing Date or any excess loss account in existence prior to the Closing Date described in Treasury Regulations under Code Section 1502 (or under any analogous US state or local Tax Law; or

(vii)    any debt instrument held prior to the Closing that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code.

(l)    Each Company Entity that is required under applicable Law to file an Income Tax Return in the United States is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(m)    Except as set forth on Section 4.19(m) of the Disclosure Letter, none of the Company Entities that are organized outside the United States holds material assets that constitute “United States property” within the meaning of Section 956 of the Code and that give rise to a material gross income inclusion under Section 951(a)(1)(B) of the Code (taking into account Section 959 of the Code).

(n)    Each Company Entity is not and has not been a party to or bound by any tax indemnity Contract, tax sharing Contract, tax allocation Contract or similar Contract.

(o)    No Company Entity has made an election under Section 965 of the Code prior to the Execution Date.

(p)    Set forth on Section 4.19(p) of the Disclosure Letter is a list of all jurisdictions in which each Company Entity currently files (or has filed in the immediately preceding taxable year) income and other Tax Returns.

(q)    Acculogic DE is and at all times since its inception has been treated by the IRS as a U.S. corporation for federal income Tax purposes. Acculogic CAN, Holdco, Acculogic Inc. and Acculogic GmbH are and at all times since their inception have been treated by the IRS as non-U.S. corporations for U.S. federal income Tax purposes.

(r)    Each Company Entity has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(s)    Except as set forth on Section 4.26(b) of the Disclosure Letter, no Company Entity has applied for or received any proceeds or amounts from or in connection with (A) any loan pursuant to the “Paycheck Protection Program” as defined in Sections 1102 and 1106 of the CARES Act, or (B) any funds pursuant to the “Economic Injury Disaster Loan” program or an advance on an “Economic Injury Disaster Loan” pursuant to Section 1110 of the CARES Act.

(t)    No Company Entity is a party to any joint venture, partnership or other Contract which could be treated as a partnership for federal income Tax purposes.

(u)    There are no outstanding (i) powers of attorney affirmatively granted by any Company Entity concerning any Tax matter, or (ii) Contracts entered into with any Taxing Authority that would have a continuing effect after the Closing Date.

(v)    Each Company Entity is in compliance with all terms and conditions of all Tax grants, credits, abatements and other similar incentives granted or made available by any Taxing Authority for the benefit of such Company Entity.

(w)    Each Company Entity has timely and properly collected all sales, use, value-added and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Authority. Each Company Entity has timely and properly requested, received and retained all necessary exemption certificates, including resale certificates, and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.

(x)    No Company Entity that is required under applicable Law to file an Income Tax Return in the United States has deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 455 or 456 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective).

(y)    Except as set forth on Section 4.19(y) of the Disclosure Letter, no Company Entity has a permanent establishment (within the meaning of the applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized. No Company Entity has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8.

(z)    No Section 197 intangible (within the meaning of Section 197 of the Code) of any Company Entity will be subject to the anti-churning rules of Section 197(f)(9) of the Code or Treasury Regulations Section 1.197-2(h) as a result of the Transaction.

(aa)    Within the past three (3) years, no Company Entity been a party in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of US state or local Tax Law).

(bb)    Each Company Entity is in compliance with all state unclaimed property Laws and has remitted to the appropriate states all unclaimed property in accordance with relevant state unclaimed property Laws and the priority rules established with respect thereto.

(cc)    No Company Entity has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) pursuant to Section 2302 of the CARES Act or (ii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(dd)    Each Company Entity is, and at all times has been, in compliance in all material respects with all applicable transfer pricing laws, including the Treasury Regulations promulgated under Section 482 of the Code.

(ee)    None of the Purchased Shares constitute “taxable Canadian property” for purposes of the Tax Act.

(ff)    No facts, circumstances or events exist or have existed that have resulted in or may result in the application of any of sections 79 to 80.04 of the Tax Act or similar provincial provision to the Company Entities.

(gg)    Acculogic Inc. is duly registered with the Canada Revenue Agency under the Excise Tax Act (Canada) and any similar provincial legislation for purposes of the goods and services, Quebec sales tax and harmonized sales tax (“GST”). All input tax credits claimed by any such company for GST purposes were calculated in accordance with applicable Law. The Company Entities have complied with all registration, reporting, payment, collection and remittance requirements in respect of GST and provincial sales tax legislation.

(hh)    No Company Entity has made any payment, nor is obligated to make any payment, and is a party to any agreement under which it could be obligated to make any payment, which may not be deductible by virtue of Section 67 or 78 of the Tax Act (or any analogous provincial or territorial provisions).

(ii)    Except as disclosed in Section 4.19(ii) of the Disclosure Letter, the Company Entities have not claimed, nor will they claim, any reserve under any one or more of subparagraph 40(1)(a)(iii), or paragraph 20(1)(m) or 20(1)(n) of the Tax Act (or any analogous provincial or territorial provisions), if any such amount could be included in the income of the Company Entities for any period ending after the Closing Date.

(jj)    All Tax credits and refunds, including refundable and non-refundable investment Tax credits in respect of scientific research and experimental development claimed by the Company Entities were claimed and calculated in accordance with applicable Law and accepted practices of the Governmental Authorities.

(kk)     The Company Entities have not received any requirement from Governmental Authorities pursuant to Section 224 of the Tax Act or any similar provincial provision which remains unsatisfied in any respect.

(ll)    The Company Entities have not made an “excessive eligible dividend designation” as defined in the Tax Act or in any similar provincial provision.

(mm)    With respect to the declaration and payment of all dividends on or prior to the Closing Date (excluding any capital dividends declared in connection with the Reorganization) that were designated to be capital dividends (as provided pursuant to subsection 83(2) of the Tax Act), then (i) all such dividends so designated were recorded on Form T2054 (as prescribed under the regulations to the Tax Act) and which Form T2054 was filed with the Canada Revenue Agency (and any applicable provincial Tax authority) in the prescribed manner on or before the particular time on which any part of the dividend was paid; and (ii) as a consequence of the declaration of such capital dividends and the filing of the Form T2054, the Company Entities are not subject to any Tax pursuant to the provisions of Part III of the Tax Act (and applicable provisions of a provincial Tax statute).

(nn)    Any amounts claimed by the Company Entities under the Canada Emergency Wage. Subsidy or the Canada Emergency Rent Subsidy under Section 125.7 of the Tax Act or any similar provincial provision and any other amounts claimed by the Company Entities under a subsidy or deferral in respect of COVID-19 in respect of any period (or portion thereof) ending on or before the Closing Date were claimed by the Company Entities in accordance with the Tax Act and all other applicable Laws.

(oo)    The value of the consideration paid or received by the Company Entities for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a Person with whom such company was not dealing at arm’s length (within the meaning of the Tax Act) was equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided.

(pp)    Holdco, Acculogic CAN and Acculogic Inc. are Canadian controlled private corporations for the purposes of the Tax Act.

(qq)    None of the Company Entities is liable for tax under Part VI.I of the Tax Act (or equivalent provision under any provincial tax legislation) for the period ending on or before Closing.

Section 4.20    Material Customers and Material Suppliers. Set forth on Section 4.20 of the Disclosure Letter is a list of the Material Customers and Material Suppliers. Such information was produced from the books and records of the Company Entities and is correct and complete. Since the Lookback Date, no Material Customer or Material Supplier has discontinued or reduced, or provided written notice of its intention to discontinue or reduce, or, to the Knowledge of the Companies, intends to discontinue or reduce, its business relationship with any Company Entities or the Business. No Material Customer or Material Supplier has modified the terms of its business relationship with any Company Entity or the Business. No Company Entity is involved in any dispute with any customer or supplier of such Company Entity or the Business.

Section 4.21    Related Party Transactions. Except as set forth on Section 4.21 of the Disclosure Letter, no shareholder, director, officer or employee of any Company Entity or any member of such shareholder’s, director’s, officer’s or employee’s immediate family, or any Affiliate of any of the foregoing (a) is or has since the Lookback Date been (i) a director, officer, manager or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of a Company Entity (other than a Person that has publicly-traded equity securities) (ii) a party to any Contract with or binding upon a Company Entity or any of its assets, rights or properties, (iii) has any interest (real, personal, or mixed and whether tangible or intangible) in any property used in or pertaining to the Business, or (iv) has engaged in any transaction or business dealings with a Company Entity, (b) is owed any money by a Company Entity other than for services rendered in the ordinary course of business consistent with past practice, or (c) owes any money to a Company Entity.

Section 4.22    Data Security.

(a)    The data, privacy and security practices of the Company Entities have since the Lookback Date complied with, and conformed to, in all material respects, all (i) Laws concerning the privacy or security of Personal Information (including all applicable data breach notification Laws, consumer protection Laws, Laws concerning requirements for website privacy policies and practices, social security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications) (“Privacy Laws”), and (ii) Contracts to which a Company Entity is a party or is otherwise bound.

(b)    There have been no actual, or, to the Knowledge of the Companies, attempted or threatened breaches of the security of the computer systems, networks or servers of any Company Entity, or any loss or unauthorized disclosure of Personal Information in the possession, custody, or control of any Company Entity or any of its employees, agents, representatives, or contractors, which required notice to any third Person or Governmental Authority and to the Knowledge of the Companies there is no reason to expect that such a breach or any other unauthorized use, access, disclosure, or other unauthorized use of any Personal Information or any proprietary and Confidential Information of any Company Entity has occurred. To the Knowledge of the Companies, each Company Entity has, since the Lookback Date, used commercially reasonable practices to detect, identify and remediate any such breaches of security and provide notification in accordance with applicable Privacy Laws and no circumstance has arisen in which applicable Privacy Laws would require any Company Entity to notify a Governmental Authority or other Person of any such breach of security. No Company Entity has received from any Governmental Authority or other Person any complaint, claim, investigation, notice, subpoena or other evidence of noncompliance with such Privacy Laws and/or related to any actual, alleged, or suspected security breach by it, and to the Knowledge of the Companies, no facts or circumstances exist that would reasonably be expected to give rise to any of the foregoing.

(c)    Each Company Entity (other than Holdco) has in place industry standard administrative, technical, and physical safeguards sufficient to protect the continuity, confidentiality, availability, security and integrity of the Business, Personal Information, and the computer systems, networks and servers of such Company Entity from failure, unauthorized use or access, and each Company Entity (other than Holdco) has comprehensive disaster recovery and security plans and procedures, including a written information security program, and each Company Entity (other than Holdco) has been in compliance with such plans and procedures. Each Company Entity has comprehensive security plans that are reasonably designed to (i) identify internal and external risks to the security of any proprietary and Confidential Information of such Company Entity and any Personal Information held or used by such Company Entity, and (ii) implement, monitor and improve safeguards to control those risks. Since the Lookback Date, each Company Entity has addressed and remediated all threats or deficiencies identified in any security risk or privacy impact assessment, if any. The computer hardware, servers, networks, and other information technology equipment or systems owned or used by any Company Entity are reasonably sufficient for operation of the Business as currently conducted. There has been no disruption of the hardware, servers, networks, and other information technology equipment or systems owned or used by any Company Entity.

(d)    Each Company Entity has materially complied with all terms of use, terms of service, and other Contracts, guidelines, and policies relating to its use of social media platforms, sites, or services and there is no reasonable basis to believe that any Company Entity is in violation of any such terms of use, terms of service, Contracts, guidelines, and/or policies.

Section 4.23    Insurance.

(a)    Set forth on Section 4.23(a) of the Disclosure Letter is a correct and complete list of (i) all policies of insurance of each Company Entity currently in effect (but excluding any policies of insurance related to any Employee Benefit Plan set forth on Section 4.17(a) of the Disclosure Letter) (collectively, the “Insurance Policies”), including the carrier, description of coverage, limits of coverage, retention or deductible amounts, amount of annual premiums, and date of expiration with respect to each Insurance Policy, and (ii) all claims in excess of $25,000 made since the Lookback Date under the Insurance Policies or under any prior insurance policies that have been owned or held by any Company Entity or under which any Company Entity or any of its assets or properties have been covered (collectively, the “Historical Insurance Policies”). None of the insurance limits under any of the Insurance Policies or Historical Insurance Policies have been exhausted, and there is no claim pending under any of the Insurance Policies or Historical Insurance Policies relating to any Company Entity or any of its assets or properties for which coverage has been denied by the insurance company or companies providing coverage thereunder. The Company Entities have made available to Buyers correct and complete copies of each Insurance Policy.

(b)    All Insurance Policies are in full force and effect. To the Knowledge of the Companies, no Company Entity is in breach or default, and no Company Entity has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of the Insurance Policies. To the Knowledge of the Companies, no insurer of any Insurance Policy has declared bankruptcy or been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received by any Company Entity with respect to any Insurance Policy, and no event or condition exists or has occurred that could result in cancellation of any Insurance Policy prior to its scheduled expiration date.

(c)    The Insurance Policies are sufficient for compliance by each Company Entity with all requirements of Law and with the requirements of all Material Contracts to which a Company Entity is a party. No Company Entity has been refused any insurance with respect to the Business or assets of such Company Entity. No Insurance Policy provides for or is subject to any retroactive rate or premium adjustment, loss sharing arrangement or other Liability arising wholly or partially out of events arising prior to the Closing. No Company Entity has received any written notice from or on behalf of any insurance carrier issuing any Insurance Policy that insurance rates therefor shall hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there shall hereafter be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any Insurance Policy.

Section 4.24    Inventory. Except as set forth on Section 4.24 of the Disclosure Letter, all inventory of each Company Entity are of a quality, quantity and condition that, (a) subject to a reasonable allowance for obsolete inventory, is useable and saleable in the ordinary course of business consistent with past practice, (b) is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, stale, discontinued or defective, and (c) was manufactured or acquired by such Company Entity in the ordinary course of business consistent with past practice. The quantities of each of the categories of inventory of each Company Entity is at a level normal and adequate for the continuation of the Business in the ordinary course consistent with past practice. No Company Entity is in possession of any inventory not owned by such Company Entity. None of the inventory of any Company Entity has been consigned to any Person.

Section 4.25    Accounts Receivable. The accounts receivable of each Company Entity represent valid obligations that arose from bona fide transactions in the ordinary course of business consistent with past practice and are collectible net of any reserves reflected in the Closing Net Working Capital. None of such accounts receivable is subject to any claim of offset or recoupment or counterclaim and, to the Knowledge of the Companies, there are no specific facts that would be likely to give rise to any such claim.

Section 4.26    COVID-19.

(a)    There are no Legal Proceedings pending or, to the Knowledge of the Companies, threatened against any Company Entity with respect to either (i) furloughed, temporarily laid off or terminated employment or service of any Business Employee, or (ii) reduced hours of any Business Employee, resulting in response to COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the U.S. Centers for Disease Control and Prevention, Health Canada, the World Health Organization or an industry group providing for business closures, changes to business operations, “sheltering-in-place,” curfews, quarantine, social distancing, sequester, safety or other similar restrictions that relate to or arise out of COVID-19. Each Company Entity has promptly and thoroughly investigated all occupational health and safety complaints that it has received related to COVID-19 and, with respect to each known occupational health and safety violation identified and related to COVID-19, each Company Entity has taken prompt corrective action to prevent further spread of COVID-19 within the workplace.

(b)    Section 4.26(b) of the Disclosure Letter sets forth all CARES Act and COVID Relief Programs that the Company Entities have availed themselves of (or have attempted to avail themselves of), and the status thereof, including without limitation, acceptance or rejection of the applicable application, amount of funds received and the amount of any other relief received (collectively, “Stimulus Loans”). All such Stimulus Loans have been forgiven in full, and no Company Entity has any further obligations to any lender or Governmental Authority with respect to such Stimulus Loans. The Company Entities have provided to Buyers correct and complete copies of all determinations and related documentation given by the lender or any Governmental Authority in connection with the forgiveness of such Stimulus Loans. The Company Entities have not made a claim for, nor received, any relief under a CARES Act and COVID Relief Program that they are not entitled to receive. (A) Each Company Entity has complied in all material respects with the CARES Act and COVID Relief Programs and any documentation related thereto, (B) all applications and certifications made by any Company Entity pursuant to the CARES Act and COVID Relief Programs are true, correct and complete, and (C) the Company Entities have provided true, correct and complete copies of all documentation related to the eligibility of the Company Entities for relief pursuant to the CARES Act and COVID. The Company Entities used the proceeds of the Stimulus Loans solely for the allowable uses set forth in the Paycheck Protection Program in the CARES Act and solely for the purposes permitted under the loan forgiveness guidelines issued by the Small Business Administration, and the Company Entities have not taken any action which would preclude, or failed to take such action as is required for, the full forgiveness of the Stimulus Loans, including any failure to properly maintain appropriate documentations and records in connection therewith. No Company Entity has received notice from any Governmental Authority of any review, audit or other Legal Proceeding or inquiry relating to such Stimulus Loans.

Section 4.27    Bank Accounts. Set forth on Section 4.27 of the Disclosure Letter is a true, correct, and complete list of the name and address of (a) each bank or financial institution with which each Company Entity has an account (the “Bank Accounts”) or safe deposit box and the name of each Person authorized to draw thereon or have access thereto, and (b) the name of each Person holding a power of attorney on behalf of each Company Entity.

Section 4.28    Finders’ Fees. Except as set forth on Section 4.28 of the Disclosure Letter, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of any Company Entity, who might be entitled to any fee or commission from any Company Entity in connection with the Transaction.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers, jointly and severally, represent and warrant to Seller as follows:

Section 5.01    Buyers Existence and Power. inTEST is a corporation duly incorporated, validly existing and in good standing (or its equivalent) under the Laws of the State of Delaware and has all necessary corporate power required to carry on its business as now conducted. Acquireco is a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of Ontario and has all necessary corporate power required to carry on its business as now conducted.

Section 5.02    Buyers Authorization and Enforceability.

(a)    The execution, delivery and performance by Buyers of this Agreement and the other Transaction Agreements to which a Buyer is a party, and the consummation of the Transaction, are within the corporate power of Buyers. The execution, delivery and performance by Buyers of this Agreement and the other Transaction Agreements to which a Buyer is a party, and the consummation by Buyers of the Transaction, have been duly and validly authorized by all necessary actions, and no other action on the part of Buyers is necessary to authorize the execution, delivery and performance by Buyers of this Agreement and the other Transaction Agreements to which a Buyer is a party, and the consummation by Buyers of the Transaction.

(b)    This Agreement and the other Transaction Agreements to which a Buyer is a party have been duly executed and delivered by such Buyer, and assuming the due authorization, execution and delivery by Seller of this Agreement and by Seller or the applicable Company Entity of the other Transaction Agreements to which a Buyer is a party, this Agreement and the other Transaction Agreements to which a Buyer is a party constitute a valid, binding and enforceable agreement of such Buyer, subject, in the case of enforceability, to the Enforceability Exception.

Section 5.03    Governmental Authorization. No consents, waivers, notices, permits or exemptions of, or other actions by, or registrations, declarations or filings with, any Governmental Authority are required to be obtained by Buyers in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements, nor the consummation by Buyers of the Transaction.

Section 5.04    Non-Contravention. Neither the execution, delivery and performance of this Agreement or any other Transaction Agreement by Buyers nor the consummation by Buyers of the Transaction, nor compliance by Buyers with any of the terms or provisions of this Agreement (a) conflict with or violate the Organizational Documents of Buyers, (b) (i) violate any Law, or (ii) require any consent, waiver, notice, filing or other action by or to any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under any Contract to which Buyers are a party, or (c) result in the creation or imposition of any Lien on any asset of Buyers or any Company Entity, except for any Permitted Liens; except, in the case of each of clauses (b) and (c), that would not reasonably be expected, individually or in the aggregate, to impair or delay Buyers’ ability to perform or comply with Buyers’ obligations under this Agreement or consummate the Transaction.

Section 5.05    Purchase for Investment. Buyers are purchasing the Purchased Shares for investment for their own account and not with a view to, or for sale in connection with, any distribution thereof. Buyers acknowledge and agree that the Purchased Shares have not been registered under the Securities Act or any applicable securities Laws and that the Purchased Shares may not be sold or transferred except pursuant to the registration provisions of the Securities Act and any applicable state securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable securities Laws. Buyers have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of their investment in the Purchased Shares and are capable of bearing the economic risks of such investment.

Section 5.06    Litigation. Buyers are not a party to any pending or, to the Knowledge of Buyer, threatened Legal Proceeding that would reasonably be expected, individually or in the aggregate, to impair or delay Buyers’ ability to consummate the Transaction.

Section 5.07    Finders’ Fees. Except for OEM Capital Corp., there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Buyers who might be entitled to any fee or commission from any Company in connection with the Transaction.

ARTICLE 6

COVENANTS

Section 6.01    Pre-Closing Obligations.

(a)    During the Pre-Closing Period, Seller shall, and shall cause each Company Entity to, (i) conduct its business in the ordinary course of business consistent with past practice, and (ii) use its Commercially Reasonable Efforts to preserve and maintain existing relations with employees, customers, contractors, distributors, vendors and other Persons with whom such Company Entity has business relations.

(b)    During the Pre-Closing Period, except with the prior written consent of Buyers or pursuant to the Reorganization, Seller shall not, and shall not permit any Company Entity to, take (or omit to take) any action that, if taken (or omitted to be taken) prior to the Closing Date would have been required to be set forth on Section 4.07 of the Disclosure Letter.

Section 6.02    Certain Filings. During the Pre-Closing Period, Seller, on the one hand, and Buyers, on the other hand, shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts to which any Company is a party, in connection with the consummation of the Transactions and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such actions, consents, approvals or waivers.

Section 6.03    Governmental Matters.

(a)    During the Pre-Closing Period, subject to the terms and conditions of this Agreement, each Party will use its Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Person all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, waivers, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Person that are necessary, proper or advisable to consummate the Transactions.

(b)    Subject to applicable Law relating to the sharing of information, each Party shall (i) furnish the other Parties with copies of all documents and correspondence (A) prepared by or on behalf of such Party for any Governmental Authority and afford the other Party opportunity to comment and participate in responding, where appropriate; and (B) received by or on behalf of such Party from any Governmental Authority, in each case in connection with any such consent, authorization, order or approval, and (ii) use Commercially Reasonable Efforts to consult with and keep the other Parties informed as to the status of such matters. Further, no Party shall, nor shall it permit any of its Representatives to, meet or engage in conversations with any Governmental Authority or Representative of such Governmental Authority in connection with obtaining any such consent, authorization, order and approval unless it consults with the other Parties in advance and, to the extent not precluded by Law or such Governmental Authority or exempted by this Agreement, offers the other Party the opportunity to participate in such meeting or conversation.

Section 6.04    Access.

(a)    During the Pre-Closing Period, Seller shall, at the prior written request of Buyers and without jeopardizing the attorney-client or other similar privilege (provided, that Seller will inform Buyers of the general nature of the document or information being withheld and reasonably cooperate with Buyers to provide such document or information in a manner that would not result in the loss or waiver of such privilege) and without unduly interfering with the day to day operation of the Business, give Buyers and each of their respective Representatives reasonable access to the assets, offices and properties, and to copies of books and records, of each Company Entity. All information provided or obtained pursuant to this Section 6.04(a) shall be kept confidential by Buyers and each of their respective Representatives in accordance with the NDA. The NDA shall terminate on the Closing Date unless this Agreement is terminated pursuant to Article 10, in which case the NDA shall remain in full force and effect.

(b)    For a period of six (6) years after the Closing Date, Buyers will, and will cause each Company Entity to, provide Seller, upon reasonable advance written notice to Buyers, with reasonable access (including the right to make, at Seller’s expense, photocopies thereof), during normal business hours, to the books and records of such Company Entity for the period prior to the Closing Date to the extent necessary to enable Seller to prepare financial statements, Tax Returns or for any other legitimate purpose relating to this Agreement or the Transactions. Unless otherwise consented to in writing by Seller, Buyers shall not, and shall cause each Company Entity not to, for a period of six (6) years following the Closing Date, destroy or otherwise dispose of any of the books and records of such Company Entity for any period prior to the Closing Date without first giving prior written notice to Seller and offering to allow Seller at least 30 days to review such books and records prior to such destruction or disposal and, at Seller’s expense, remove such books and records as Seller may select. Notwithstanding the foregoing, Buyers shall not be required to (A) provide access or disclose information to the extent that such access or disclosure would jeopardize the attorney-client privilege or other similar privilege, or (B) provide any information in connection with any dispute or proceeding between the Parties, in which case the applicable rules of discovery shall govern.

Section 6.05    Public Announcements. Upon execution of this Agreement, Buyers will issue a press release regarding this Agreement and the Transaction, which has been approved by Seller. Except for the press release referenced in the preceding sentence and as otherwise required by Law or applicable requirements of any stock exchange, prior to the Closing, no press release or public announcement related to this Agreement or the Transaction or any other announcement or communication (other than communications by any Company Entity, Buyers or any of their respective officers, managers, employees and agents in the ordinary course of business) to the employees, customers, suppliers or other business relations of any Company Entity or Buyers shall be issued or made without the joint approval of Buyers and Seller, which approval shall not be unreasonably withheld or delayed, and Buyers and Seller shall use Commercially Reasonable Efforts to agree upon the text of any such press release or public announcement prior to its release. Notwithstanding the foregoing, each Party may make announcements and communications regarding this Agreement and the Transaction consisting of information contained in and otherwise consistent with any previously issued press release or public announcement to such Party’s employees, customers, suppliers and other interested parties without the consent of the other Parties. The provisions of this Section 6.05 shall control over any contrary provisions in the NDA.

Section 6.06    Intercompany Matters. Effective as of the Closing, all intercompany account and Contracts (other than the New Leases, the Consulting Agreement and the Affiliate Receivables) between Seller or any of its Affiliates (other than a Company Entity), on the one hand, and any Company Entity, on the other hand, shall be paid in full or terminated, as applicable, in each case without further Liability or obligation of any party thereunder.

Section 6.07    Employee Matters.

(a)    For a period of twelve (12) months after the Closing Date (or, if shorter, during the period of employment), Buyers shall cause the Company Entities to continue to provide each Business Employee who continues employment with the applicable Company Entity following the Closing Date (each such Business Employee is listed on Section 4.16(d) of the Disclosure Letter, excluding Seller, and referred to as a “Continuing Employee”) with an annual base salary or annual wages (not including any overtime pay or discretionary undocumented compensation) that are substantially similar to that provided to the Continuing Employee as of the Closing Date, which annual base salary or annual wages (not including any overtime pay or discretionary undocumented compensation) are set forth on Section 4.16(d) of the Disclosure Letter.

(b)    Following the Closing Date, Buyers shall use Commercially Reasonable Efforts to cause any employee benefit plans sponsored or maintained by Buyers or their respective Affiliates in which the Continuing Employees are eligible to participate following the Closing Date (collectively, the “Buyer Plans”) to give each Continuing Employee service credit for such Continuing Employee’s employment with the Company Entities for purposes of vesting and eligibility to participate under each applicable Buyer Plan, as if such service had been performed with Buyers (except for benefit accrual purposes or to the extent it would result in a duplication of benefits).

(c)    Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section 6.07 will confer upon any Continuing Employee any right to continued employment with the Company Entities, Buyers or any of their respective Affiliates, nor shall anything herein interfere with the right of Buyers or any of their respective Affiliates to relocate or terminate the employment of any of the Continuing Employees at any time after the Closing Date, except as required by applicable Law.  Nothing contained in this Agreement, express or implied, shall give any Person, other than the Parties to this Agreement, any rights or remedies of any nature whatsoever, and no provision of this Section 6.07 shall cause any third-party beneficiary rights in any current or former employee, director, consultant or other service provider of any Company Entity to enforce the provisions of this Section 6.07 or any other matter related thereto or be construed as an amendment to any Employee Benefit Plan or other benefit plan.

Section 6.08    Intellectual Property Rights. Seller acknowledges and agrees that neither Seller nor any of its Affiliates shall have any right, title or interest in or to the Business Intellectual Property Rights after the Closing. As promptly as practicable, but in no event later than thirty (30) days, after the Closing Date, Seller will, and will cause its Affiliates to, cease using the Business Intellectual Property Rights and remove, strike over or otherwise obliterate any Business Intellectual Property Right references from all assets and other materials in the possession or control of Seller or any of its Affiliates.

Section 6.09    Restrictive Covenants.

(a)    Seller recognizes and acknowledges that Seller has had access to Confidential Information. Seller acknowledges that the Confidential Information is considered by Buyers to be a unique asset, access to and knowledge of which are essential to preserve the goodwill and going business value of the Company Entities and the Business. In recognition of this fact, Seller agrees that, from and after the Closing Date, Seller will, and will cause its Affiliates to, keep confidential and not disclose to any Person any Confidential Information known to or in the possession or control of Seller or any such Affiliate and that Seller will not, and will cause its Affiliates not to, use, misappropriate, exploit or publish any Confidential Information without the prior written consent of Buyers, (i) unless such information is generally known to the public other than as a result of breach of this Agreement by Seller or any of its Affiliates, or (ii) except to the extent Seller is legally obligated to disclose such information pursuant to a federal or state court order or pursuant to a subpoena or requirement of any Governmental Authority; provided Seller gives Buyers, as promptly as practicable, prior written notice of such intended disclosure to enable Buyers to seek a protective order or otherwise prevent or restrict such disclosure, and cooperates with Buyers in connection therewith. The term “Confidential Information,” as used in this Agreement, shall mean any and all confidential, proprietary, technical, business and financial information of or concerning the Company Entities or the Business, including marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, records, plans, drawings, intellectual property, technical data, source and object codes, Software, proprietary information, processes, systems, documents, writings, manuals, inventions, discoveries, formulae, recipes, advertising, manufacturing, sales methods and systems, pricing information, sales and profit figures, sales volume, research/development activities, customer and distributor lists, and relationships with customers, distributors, suppliers, licensees, licensors, consultants and others who have business dealings with the Company Entities and information with respect to various techniques, procedures, processes and methods, including any derivatives of any of the aforementioned items. Confidential Information also includes confidential or proprietary information received by Seller from third parties or otherwise subject to an obligation to maintain the confidentiality of such information.

(b)    For good and valuable consideration, and in order to protect the goodwill and Confidential Information of the Business and of each Company Entity, beginning on the Closing Date and continuing until the fifth (5th) anniversary of the Closing Date, Seller shall not (whether directly or indirectly, through an Affiliate or some other Person, or in the name or on behalf of an Affiliate or some other Person) (i) anywhere in the World manage, operate, control, finance or participate in the ownership, management, operation, control or participate in the financing of, render financial assistance to, be connected as an officer, director, manager, employee, consultant or otherwise with, use or permit Seller’s name to be used in connection with, or develop products or services for, any Competing Business; (ii) solicit, cause, induce or attempt to cause or induce any customer, distributor, supplier, licensee, licensor, consultant or other business relation (other than any employee) of any Company Entity to cease doing business with such Company Entity, or to modify such Person’s relationship with such Company Entity, or do any act which would be reasonably likely to interfere with or result in the impairment of such Person’s relationship with such Company Entity; or (iii) solicit for employment, cause, induce or attempt to cause or induce to leave the employ of any Company Entity or any of its Affiliates, any Person who is then, or was within the prior twelve month period, a Business Employee or hire any such Person as an employee or consultant. Notwithstanding the foregoing, Section 6.09(b)(iii) shall not restrict Seller or any of its Affiliates from, with respect to clause (b)(iii) above, (A) soliciting or hiring any employee whose employment has been terminated by such Company Entity or its Affiliates without cause at least six months prior to the first date of such solicitation or hiring, or (B) engaging in any general solicitation for employment (including though third-party recruiters or executive search firms) not directed at such Company Entity or any of the applicable Business Employees. Notwithstanding the foregoing, Seller’s ownership of securities of two percent (2%) or less of any class of securities of a public company shall not be considered to be a violation of Seller’s obligations under Section 6.09(b)(i).

(c)    If any provision of Section 6.09(a) or (b) is judged to be void or unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Section 6.09(a) or (b). In the event that any portion of Section 6.09(a) or (b) should ever be adjudicated to exceed the maximum time, geographic, service, product or other limitations permitted by Law, then such provisions shall be deemed reformed to the maximum time, geographic, service, product or other limitations permitted by Law. Seller agrees that, in the event of a violation of Section 6.09(b), the duration of the restriction violated shall be extended by the period of time of such violation.

(d)    The covenants contained in this Section 6.09 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.09 would cause irreparable injury to Buyers and the Company Entities, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at Law for any breach of this Section 6.09 will be inadequate and Buyers’ substantial investment in the Company Entities and the Business impaired. Accordingly, Seller, as applicable under Section 6.09(a) or Section 6.09(b), acknowledges that Seller is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Seller. Moreover, Seller agrees and acknowledges that Buyers would not consummate the Transaction unless Seller agrees to the provisions of this Section 6.09. Seller hereby acknowledges and agrees that Buyers shall be entitled to an injunction, specific performance and/or other equitable relief to prevent any breach of this Section 6.09 without the necessity of proving actual damage or posting any bond (in addition to all other rights and remedies to which Buyers may be entitled in respect of any such breach).

(e)    Notwithstanding anything to the contrary in this Agreement, in connection with any merger, sale, reorganization or other transfer of substantially all of the assets or equity securities of a Buyer or of any Company Entity after Closing, the restrictions set forth in this Section 6.09 may be transferred to the surviving entity or the acquirer of such assets or equity securities, without the consent of Seller.

Section 6.10    Further Assurances. Following the Closing, upon the reasonable request of Buyers, on the one hand, and Seller, on the other hand, and upon reimbursement of the other Party’s out-of-pocket expenses, any other Party shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transaction.

Section 6.11    Exclusivity. During the Pre-Closing Period, Seller shall not, and Seller shall not permit any of its Affiliates, including any Company Entity, or Representatives to, directly or indirectly, (a) (i) initiate or continue any contact with, (ii) make, solicit, encourage or respond to any inquiries or proposals by, (iii) enter into or participate in any discussions or negotiations with, (iv) disclose, directly or indirectly, any information concerning the business or properties of the Company Entities or the Transactions to, or (v) afford any access to any Company Entity’s properties, books or records to, any Person, in the case of each of clauses (i) through (v) above, in connection with any possible proposal regarding the direct or indirect sale of any portion of the Equity Securities or assets of any Company Entity (other than the sale of inventory in the ordinary course), a merger or consolidation involving any Company Entity, or any similar transaction, in each case except as contemplated by this Agreement (an “Alternative Transaction”), or (b) enter into or participate in any discussions or negotiations regarding, or accept any proposal or enter into any agreement for, an Alternative Transaction. During the Pre-Closing Period, Seller shall, and shall cause its Affiliates and Representatives to, immediately cease all discussions and actions which violate or conflict with this Section 6.11. During the Pre-Closing Period, Seller will promptly give Buyers written notice of any inquiry, communication or proposal regarding an Alternative Transaction (and the terms thereof) received by Seller, any Company Entities or any of their respective Representatives. Seller will be responsible for any breach of this “Exclusivity” Section by any Company Entity, or any of Seller’s or each Company Entity’s respective Representatives. Seller represents that neither Seller nor any of Seller’s Representatives, subsidiaries or Affiliates, nor any Company Entity or any of their respective Representatives, subsidiaries or Affiliates is party to or bound by any agreement or arrangement with respect to an Alternative Transaction.

Section 6.12    Notice of Termination of Employment. Following the date of this Agreement and prior to the Closing Date, Seller shall promptly provide Buyers notice in writing if any Business Employee terminates his or her employment with such Company Entity (or gives notice of his or her intention to do so) or provides written notice to such Company Entity that he or she intends to reduce his or her role or scope of duties with such Company Entity.

Section 6.13    Data Room.    Within three (3) Business Days after the Closing Date, Seller shall deliver to Buyers three compact discs or USBs (which shall be permanent and accessible, without the need for any password, with readily and commercially available Software) containing, in electronic format, all documents (including legal, financial and Tax) posted to the Data Room as of 5:01 p.m., Eastern Time on the second (2nd) Business Day prior to the Closing Date.

ARTICLE 7

TAX MATTERS

Section 7.01    Tax Returns. Buyers shall prepare and file, or cause to be prepared and filed, all Tax Returns of, or in respect of, the Company Entities for Pre-Closing Tax Periods and Straddle Periods that are required to be filed after the Closing Date (such Tax Returns, collectively “Buyer Prepared Tax Returns”). Notwithstanding the foregoing, in any such Tax Returns, no Company Entity shall deduct any amount in the nature of a reserve or claim any Tax credit, unless consistent with historical tax reporting practices and accounting principles, that would require such Company Entity to include in a Taxable period ending after the Closing Date any amount of income, unless the Tax Liability in respect of such income (determined as though such income were the only income or loss of such Company Entity for the Tax period and without regard for the availability of any loss carryforwards or carrybacks) is taken into account in computing the Final Closing Statement. To the extent a Buyer Prepared Tax Return of a Company Entity reflects Pre-Closing Taxes that are income Taxes, such Tax Return shall be submitted by Buyers to Seller at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return that relates to a Pre-Closing Taxes, it shall, within twenty (20) days after delivery of such Tax Return, notify Buyers in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyers and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyers and Seller are unable to reach such agreement within ten (10) days after receipt by Buyers of such notice, the disputed items shall be resolved by the Accounting Expert and any determination by the Accounting Expert shall be final. If the Accounting Expert is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyers and then amended to reflect the Accounting Expert’s resolution. The costs, fees and expenses of the Accounting Expert shall be borne equally by Buyers and Seller. Seller shall pay to Buyers all Pre-Closing Taxes (excluding any amount of such Taxes reflected in Net Working Capital or Indebtedness) shown to be due on any such Buyer Prepared Tax Returns at least five (5) days prior to the due date thereof.

Section 7.02    Reorganization.

(a)    Buyers and Seller shall (and Seller shall cause the Company Entities to) carry out the Reorganization in accordance with the steps set out in Exhibit A.

(b)    Seller shall make available to Buyers as soon as practicable after the date of this Agreement, for their review and comment drafts of all documentation relating to the steps of the Reorganization to be undertaken by Seller and the Company Entities prior to Closing, in draft form and Seller shall incorporate all reasonable comments and proposed revisions on such documentation from Buyers.

Section 7.03    Straddle Period. For all purposes of this Agreement, with respect to Taxes for any Straddle Period, the portion of such Taxes related to the portion of the Tax period ending on and including the Closing Date shall, (a) in the case of any property or ad valorem Taxes, equal the product of (i) the amount of such Tax for the entire Straddle Period and (ii) a fraction the numerator of which is the total number of days from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the total number of days in the entire Straddle Period and (ii) in the case of all other Taxes including but not limited to income Taxes, sales, or use Taxes, be computed on a “closing-of-the books” basis as though the relevant Straddle Period ended at the end of the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any entity treated as a partnership, “controlled foreign corporation” (within the meaning of Section 957 of the Code) or other “flow through” entity for U.S. federal income Tax purposes, as if the taxable period of such entity treated as a partnership, “controlled foreign corporation” or other “flow through” entity ended as of the end of the Closing Date).

Section 7.04    Tax Covenants.

(a)    If any of the Company Entities is assessed for Taxes under subsection 185.1(1) of the Tax Act (or equivalent provision under any provincial tax legislation) in respect of an “excessive eligible dividend designation” within the meaning of subsection 89(1) of the Tax Act (or equivalent provision under any provincial tax legislation) in respect of any dividend paid on or before Closing, Buyers shall cause the applicable Company Entity to make the election under subsection 185.1(2) of the Tax Act (or equivalent provision under any provincial tax legislation) in prescribed manner and within the time specified in subsection 185.1(2) (or equivalent provision under any provincial tax legislation), in respect of any such “excessive eligible dividend designation” so as to treat such excess amount as a separate taxable dividend and the Seller hereby concurs with the making of the election under subsection 185.1(2) of the Tax Act (or equivalent provision under any provincial tax legislation) to treat such excess amount as a taxable dividend.

(b)    If any of the Company Entities is assessed for Taxes under subsection 184(2) of the Tax Act (or equivalent provision under any provincial tax legislation) in respect of a dividend paid on or before Closing in respect of which any of the Company Entities made a capital dividend election under subsection 83(2) of the Tax Act (or equivalent provision under any provincial tax legislation), Buyers shall cause the applicable Company Entity to make the election under subsection 184(3) of the Tax Act (or equivalent provision under any provincial tax legislation) in prescribed manner and within the time specified in subsection 184(3) (or equivalent provision under any provincial tax legislation) in respect of any such excessive capital dividend election so as to treat such excess amount as a separate taxable dividend and Seller hereby concurs with the making of an election under subsection 184(3) of the Tax Act (or equivalent provision under any provincial tax legislation) to treat such excess amount as a taxable dividend.

(c)    To the extent not reflected as an upward adjustment to the Closing Purchase Price or otherwise taken into account in the calculation of Net Working Capital, any refunds of Taxes of the Company Entities attributable to a Pre-Closing Tax Period shall be paid to Seller net of any applicable Taxes; provided, however, that if any such refund is subsequently disallowed, Seller shall pay to Buyers an amount equal to such refund within ten (10) days of receipt by Buyers, a Company Entity or Seller of notice of such disallowance.

Section 7.05    Termination of Existing Tax Sharing Agreements. Any and all Tax indemnification agreements, sharing agreements or similar agreements with respect to or involving any Company Entity (other than any agreements entered into in the ordinary course of business and not primarily related to Taxes) shall be terminated in full as of the Closing and none of the Company Entities shall have any further liabilities or rights thereunder for any Taxable period (or portion thereof) beginning after the Closing Date.

Section 7.06    Tax Proceedings.

(a)    Buyers shall promptly notify Seller in writing upon receipt by Buyers or any Company Entity of written notice of any Tax proceeding in respect of the Company Entity relating to any (i) Pre-Closing Tax Period or (ii) Straddle Period, which if successful might result in an indemnity payment pursuant to Section 9.02(a)(iv) (a “Tax Claim”). Such notification shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any written correspondence received from the Taxing Authority. Any failure to promptly notify Seller of a Tax Proceeding shall not relieve Seller of any obligation to indemnify Buyers except to the extent Seller is materially prejudiced by such failure.

(b)    Seller shall have the right to control, at its sole cost and expense, any contest or resolution of a Tax Claim of Company Entities for a Pre-Closing Tax Period (other than a Straddle Period); provided, however, that (i) Seller shall have provided Buyers with written notice electing to control such Tax Claim within thirty (30) days after receiving written notice of such Tax Claim, (ii) Buyers shall have the right to participate in any such Tax Claim, (iii) Seller shall provide Buyers with a timely and reasonable detailed account of each stage of such Tax Claim, (iv) Seller shall reasonably consult with Buyers before taking any material or significant action in connection with such Tax Claim and shall consider in good faith any comments received from Buyers, (v) Seller shall not settle, compromise, abandon or otherwise resolve any such Tax Claim without Buyers’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and (vi) Seller shall conduct the control of such Tax Claim diligently and in a reasonably expeditious manner. Buyers may control any contest or resolution of any Tax Claim of the Company Entities which Seller would otherwise have the right to control under this Section 7.06(b) if Seller does not provide timely written notice to Buyers that it elects to control such Tax Claim pursuant to this Section 7.06(b), subsequently informs Buyers in writing that Seller no longer wishes to control the contest of such Tax Claim or, with respect to any such Tax Claim that Seller has chosen to pursue, fails to contest such Tax Claim diligently and in a reasonably expeditious manner; provided, however, that (A) Seller shall have the right to participate in any such Tax Claim at its own cost and expense, (B) Buyers shall provide Seller with a timely and reasonable detailed account of each stage of such Tax Claim, (C) Buyers shall reasonably consult with Seller before taking any material or significant action in connection with such Tax Claim and shall consider in good faith any comments received from Seller (which comments shall not be unreasonably withheld or delayed), and (D) Buyers shall not settle, compromise, abandon or otherwise resolve any such Tax Claim without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)    Buyers shall control the contest or resolution of a Tax Claim of Company Entities for a Straddle Period; provided, however, that Buyers shall conduct the control of such Tax Claim diligently and in a reasonably expeditious manner and Buyers shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of or ceasing to defend such Tax Claim; and, provided, further, Buyers shall provide Seller with a timely and reasonable detailed account of each stage of such Tax Claim, Buyers shall reasonably consult with Seller before taking any material or significant action in connection with such Tax Claim and shall consider in good faith any comments received from Seller (which comments shall not be unreasonably withheld or delayed), and Seller shall be entitled to participate in such Tax Claim at its own cost and expense.

(d)    In the event a Buyer Indemnified Party is required by applicable Law to make a payment to any Governmental Authority in connection with a Tax Claim before the completion of settlement negotiations or related proceedings (including to stay collection measures), the Buyer Indemnified Party may make such payment and Seller shall, forthwith after demand by the Buyer Indemnified Party to Seller, reimburse the Buyer Indemnified Party for any such payment.

Section 7.07    Cooperation on Tax Matters. Buyers shall, and shall cause their respective Affiliates, and Seller shall, and shall cause its Affiliates, to cooperate fully, as and to the extent reasonably requested by the other Party or its applicable Affiliate, in connection with the preparation and filing of any Tax Return, and any Legal Proceeding, Tax Claim, audit or examination with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, examination, Tax Claim or Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyers shall, and shall cause their respective Affiliates, and Seller shall, and shall cause its Affiliates, to (i) retain all books and records with respect to Tax matters pertinent to any Company Entity for the Pre-Closing Tax Periods until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority and (ii) use Commercially Reasonable Efforts to provide the other Party with at least 30 days’ prior written notice before destroying any such books and records, during which period the Party receiving the notice can elect to take possession, at its own expense, of such books and records.

Section 7.08    Tax Elections; Election Allocation.

(a)    As contemplated in the Reorganization, the Parties agree to duly and timely make an election under Section 338(g) of the Code with respect to the acquisition of the shares of Acculogic CAN, Acculogic Inc. and Acculogic GmbH, for U.S. federal and applicable state and local income Tax purposes.

(b)    Following the Closing, Buyers will deliver to Seller (i) a fully executed IRS Form 8023 reflecting the Section 338(g) election with respect to the shares of Acculogic CAN, Acculogic Inc. and Acculogic GmbH, and (ii) draft IRS Forms 8883 ("Asset Allocation Statements") allocating the Purchase Price and all other items treated as consideration for U.S. federal income Tax purposes among the assets of the Company Entities in accordance with Treasury Regulations promulgated under Section 338 of the Code. Within twenty (20) days of Seller's receipt of such draft Asset Allocation Statements, Seller shall provide any objection in writing to Buyers with a written explanation setting forth in reasonable detail the basis for any proposed changes ("Allocation Objection"). If Seller does not provide Buyers with an Allocation Objection within such 20-day period, the Asset Allocation Statements shall become final and binding on the Parties (the "Final Allocation"). If Seller delivers an Allocation Objection to Buyers in accordance with the foregoing within such 20-day period, the Parties shall negotiate in good faith to resolve any dispute within twenty (20) days after Buyers' receipt of the Allocation Objection. If the Parties are able to reach a mutually satisfactory agreement as to any proposed changes, the Asset Allocation Statements shall be modified to reflect such agreed changes and become the Final Allocation. In the event the Parties are unable to resolve any dispute within such 20-day period, the Parties shall jointly request the Accounting Expert to resolve any issue in dispute. The Accounting Expert shall resolve such issues in accordance with Sections 338 and 1060 of the Code and the applicable Treasury Regulations thereunder. The fees and expenses payable to the Accounting Expert shall be paid fifty percent (50%) by Buyers on the one hand and fifty percent (50%) by Seller on the other hand. The Final Allocation (as finally determined pursuant to this Section 7.08(b)) shall be binding upon the Parties for federal, state, foreign and local Tax purposes. Each Party agrees that it shall file, and shall cause its Affiliates to file, their Tax Returns in a manner entirely consistent with the Final Allocation and no Party shall voluntarily take a position inconsistent with the Final Allocation; provided, however, that nothing contained herein shall prevent Buyers or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Final Allocation, and neither Buyers nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Final Allocation. Any subsequent adjustments to the Purchase Price shall be made in accordance with the principles set forth in Treasury Regulations under Section 338 of the Code and the Final Allocation.

(c)    The Parties covenant and agree that Acculogic Inc. and Acculogic CAN will not make an election pursuant to subsection 256(9) of the Tax Act.

Section 7.09    Purchase Price Adjustment. Any payments made pursuant to Article 2, this Article 7 or Article 9 shall be treated as an adjustment to the Purchase Price for income Tax purposes to the extent permitted by applicable Law.

Section 7.10    Overlap.   To the extent that any obligation or responsibility pursuant to Article 9 may overlap with an obligation or responsibility pursuant to this Article 7, the provisions of this Article 7 shall govern.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.01    Conditions to Closing.

(a)    The obligations of Buyers and Seller to consummate the Closing are subject to the satisfaction of the condition there shall not be in force any Order, or any Law adopted after the Execution Date, enjoining, prohibiting or rendering illegal the consummation of the Transactions.

(b)    The obligation of Buyers to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Buyers in writing in whole or in part to the extent permitted by Law):

(i)    (A) the Seller Fundamental Warranties shall be correct and complete when made and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be correct and complete at and as of such date, and (B) the representations and warranties set forth in Article 3 and Article 4, other than the Seller Fundamental Warranties, qualified as to Material Adverse Effect or as to materiality shall be correct and complete and that are not so qualified shall be correct and complete in all material respects, when made and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be correct and complete at and as of such date;

(ii)    the covenants and agreements of Seller to be performed on or prior to the Closing shall have been performed;

(iii)    since the Execution Date, no Material Adverse Effect with respect to any Company Entity shall have occurred;

(iv)    Buyers shall have received at the Closing a certificate from Seller dated the Closing Date to the effect that the conditions in the foregoing clauses (i), (ii) and (iii), have been satisfied (the “Closing Certificate”);

(v)    Buyers shall have received at or prior to Closing the third-party consents, waivers and approvals set forth on Section 4.04 of the Disclosure Letter;

(vi)    Seller shall have delivered, or caused the delivery of, all the certificates, instruments, agreements and other documents required to be delivered to Buyers pursuant to Section 2.05(a).

(c)    The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Seller in writing in whole or in part to the extent permitted by Law):

(i)    (A) the Buyer Fundamental Warranties shall be correct and complete when made and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be correct and complete at and as of such date, and (B) the representations and warranties of Buyers set forth in Article 5, other than the Buyer Fundamental Warranties, qualified as to Material Adverse Effect or as to materiality shall be correct and complete and that are not so qualified shall be correct and complete in all material respects, when made and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be correct and complete at and as of such date;

(ii)    the covenants and agreements of Buyers to be performed on or prior to the Closing shall have been performed;

(iii)    Seller shall have received at the Closing a certificate from each Buyer dated the Closing Date and signed by an executive officer of such Buyer to the effect that the conditions in the foregoing clauses (i) and (ii) have been satisfied (each a “Buyer Closing Certificate” and collectively, the “Buyer Closing Certificates”); and

(iv)    Buyers shall have delivered, or caused the delivery of, all the certificates, instruments, agreements and other documents required to be delivered to Seller pursuant to Section 2.05(b).

ARTICLE 9

SURVIVAL; INDEMNIFICATION

Section 9.01    Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of fifteen (15) months following the Closing Date; except that the representations and warranties contained in Sections 3.01, 3.03(a), (b)(i) and (c), 3.04, 3.05, Sections 4.01, 4.02, 4.04(a), (b)(i) and (c), 4.05, the first sentence of 4.13(a), and 4.19 (the “Seller Fundamental Warranties”), and in Sections 5.01, 5.02, 5.04(a), (b)(i), and (c), and 5.07 (the “Buyer Fundamental Warranties” and together with the Seller Fundamental Warranties, the “Fundamental Warranties”) shall survive the Closing Date until the expiration of the applicable statute of limitations of the underlying statutes for potential claims relating to the representations and warranties of those Sections plus sixty (60) days. Any representation or warranty contained in this Agreement made by any Party or any information furnished by any Party that was made by such Party fraudulently, in bad faith or that was intentionally misrepresented, shall survive the Closing forever. All covenants and agreements of the Parties contained in this Agreement that are to be performed prior to Closing shall terminate upon Closing. All covenants and agreements of the Parties contained in this Agreement that are to be performed after the Closing shall survive until performed (and in the case of Section 6.10, forever) unless such covenant or agreement specifies a term, in which event such covenant or agreement shall survive for such specified term. Notwithstanding the preceding sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the breach (as contemplated pursuant to this Article 9) shall have been given to the Party against whom such indemnity may be sought prior to such time and such claim shall survive until finally resolved.

Section 9.02    Indemnification.

(a)    Effective at and after the Closing, Seller hereby indemnifies and holds harmless Buyers, their respective Affiliates (including the Company Entities) and each of their respective Representatives, successors, heirs, personal and legal representatives and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages arising out of, resulting from or relating to:

(i)     any misrepresentation in or breach of any of the representations or warranties contained in Article 3 or Article 4;

(ii)    any breach of, or failure to perform, any covenant or agreement of Seller or any Company Entity contained in this Agreement; and

(iii)    any Indebtedness or Transaction Expenses of any Company Entity that have not been paid, except to the extent such Indebtedness or Transaction Expenses were taken into account in calculating any adjustment to the Purchase Price of such Company Entity pursuant to Section 2.06;

(iv)    except to the extent included in or provided for in the Closing Net Working Capital or Indebtedness of the Company Entities, (A) all Taxes of Seller, and (B) all Taxes, including Accrued Taxes but specifically excluding the Section 111(4)(e) Tax Liability, of any Company Entity attributable to any Pre-Closing Tax Period (including the portion of a Straddle Period ending on the Closing Date); and

(v)    any claims that arise from acts or omissions of Acculogic Inc. before the Closing Date relating to the calculation of statutory overtime pay for the Canadian Business Employees that are not exempt from the overtime pay provisions under applicable employment standards Laws.

(b)    Effective at and after the Closing, Buyers hereby, jointly and severally, indemnify and hold harmless Seller and his Representatives and heirs, personal and legal representatives and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Damages arising out of, resulting from or relating to:

(i)    any misrepresentation or breach of any of the representations or warranties of Buyers contained in Article 5 of this Agreement; and

(ii)    any breach of, or failure to perform, any covenant or agreement of Buyers contained in this Agreement.

(c)    Any indemnification pursuant to this Section 9.02 shall be subject to the procedures and limitations set forth in Section 9.03, Section 9.04, Section 9.05, Section 9.06 and Section 9.07.

Section 9.03    Limitations of Liabilities. The Party (including its Affiliates if applicable) making a claim under this Article 9 is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article 9 is referred to as the “Indemnifying Party.” The indemnification provided for in Section 9.02 shall be subject to the following limitations:

(a)    Notwithstanding anything to the contrary contained in this Agreement: (i) Seller shall not be liable to any Buyer Indemnified Party for indemnification under Section 9.02(a) until the aggregate amount of all Damages payable by Seller in respect of indemnification under Section 9.02(a) exceeds an amount equal to $25,000 (the “Deductible”), in which event Seller shall only be required to pay or be liable for Damages in excess of the Deductible, and (ii) in no event shall Seller’s aggregate Liability under Section 9.02(a) exceed the Indemnity Escrow Amount (the “Cap”); provided, however, that the limitations in clauses (i) and (ii) above shall not apply (A) to any misrepresentation in or breach of a Seller Fundamental Warranty, (B) to any indemnification claim made by any Buyer Indemnified Party under Sections 9.02(a)(ii)-(v), or (C) arising out of, resulting from or relating to any Fraud by Seller. The aggregate amount of Damages which may be recovered by the Buyer Indemnified Parties pursuant to Section 9.02(a)(i) as a result of any misrepresentation in or breach of a Seller Fundamental Warranty shall not exceed an aggregate amount equal to the Purchase Price.

(b)    Notwithstanding anything to the contrary in this Agreement: (i) Buyers shall not be liable to any Seller Indemnified Party for indemnification under Section 9.02(b)(i) until the aggregate amount of all Damages in respect of indemnification under Section 9.02(b)(i) exceeds an amount equal to the Deductible, in which event Buyers shall only be required to pay or be liable for Damages in excess of the Deductible, and (ii) in no event shall Buyers’ aggregate Liability under Section 9.02(b)(i) exceed the Cap; provided, however, that the limitations in clauses (i) and (ii) above shall not apply (A) to any misrepresentation in or breach of a Buyer Fundamental Warranty, (B) to any indemnification claim made by any Seller Indemnified Party under Section 9.02(b)(ii), or (C) arising out of, resulting from or relating to any Fraud by Buyers. The aggregate amount of Damages which may be recovered by the Seller Indemnified Parties pursuant to Section 9.02(b)(i) as a result of any misrepresentation in or breach of a Buyer Fundamental Warranty shall not exceed an aggregate amount equal to the Purchase Price.

(c)    For purposes of (i) determining whether a misrepresentation or breach of a representation or warranty has occurred pursuant to this Agreement and (ii) calculating the amount of Damages arising from a misrepresentation or breach of any representation or warranty for which an Indemnified Party is entitled to indemnification under this Agreement, each representation and warranty contained in this Agreement shall be read without giving effect to any qualification that is based on materiality, including the words “material”, “Material Adverse Effect”, “in any material respect” and other uses of the word “material” (and shall be treated as if such words were deleted from such representation or warranty).

(d)    Notwithstanding anything in this Agreement to the contrary, no Indemnified Party will be entitled to indemnification under this Article 9 to the extent such indemnification would duplicate or overlap with any other recovery.

Section 9.04    Third Party Claim Procedures.

(a)    The Indemnified Party agrees to give prompt notice in writing to the Indemnifying Party of the assertion of any claim or the commencement of any Legal Proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under this Article 9. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

(b)    In connection with the defense of any Third Party Claim, the Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within fifteen (15) days after receipt of a claim notice from the Indemnified Party relating to a Third Party Claim in respect of which indemnity may be sought under this Article 9 to, subject to the limitations set forth in Section 9.03, control and appoint lead counsel for such defense (so long as such lead counsel is reasonably acceptable to the Indemnified Party), in each case at its own expense. Notwithstanding the foregoing, the Indemnifying Party shall have the right to assume the defense only if (i) the Third Party Claim seeks (and continues to seek) solely monetary damages, (ii) the reasonably expected amount of Damages with respect to such Third Party Claim would not exceed the maximum indemnification obligation of the Indemnifying Party with respect to such Third Party Claim, (iii) the Indemnifying Party expressly agrees in writing to be fully responsible for all Damages (subject to the limits in this Article 9) relating to such Third Party Claim, (iv) the Third Party Claim does not relate to or arise in connection with any criminal or quasi criminal proceeding, allegation or investigation, and (v) such Third Party Claim does not relate to or involve a claim asserted directly by or on behalf of a Person that is a customer, suppler or employee of any Company Entity (the conditions set forth in clauses (i) through (v) are, collectively, the “Litigation Conditions”).

(c)    If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.04:

(i)    the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if (A) the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all Liabilities with respect to such Third Party Claim, (B) the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates, (C) the settlement contains any statement as to, or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party, or (D) the settlement may reasonably be expected to have an adverse effect on the business of the Indemnified Party;

(ii)    the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose; provided, however, if the named parties to the Legal Proceeding include both the Indemnifying Party and the Indemnified Party and there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have one counsel for the Indemnifying Party and the Indemnified Party, the expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party; and

(iii)    if (A) any of the Litigation Conditions ceases to be met or (B) the Indemnifying Party fails to diligently defend such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all costs and expenses paid or incurred in connection with such defense, subject to the limits in this Article 9.

(d)    If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 9.04, the Indemnified Party may defend, and shall have the right to settle, such Third Party Claim, with the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(e)    Each Party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 9.05    Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 9.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party. The Indemnifying Party shall promptly, by written notice to the Indemnified Party, either (i) concede Liability in whole as to the amount claimed in the claim notice, (ii) deny Liability in whole as to the amount claimed in the claim notice, or (iii) concede Liability in part and deny Liability in part the amount claimed in the claim notice. If the Indemnifying Party does not respond within 30 days after its receipt of the claim notice, the Indemnifying Party shall be deemed to have rejected such claim. Following the Indemnified Party’s response notice in which Liability is not conceded in whole or the Indemnifying Party’s express or deemed rejection of such claim for indemnification, the Parties shall proceed in good faith to negotiate a resolution of such dispute. If such dispute is not resolved through negotiations or the Indemnifying Party does not respond, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 9.10.

Section 9.06    Calculation of Damages.

(a)    The amount of any Damages payable under Section 9.02 by the Indemnifying Party shall be reduced by the amount actually recovered by the Indemnified Party under applicable insurance policies less any collection or recovery costs and expenses (including deductibles and co-insurance) incurred by such Person in order to collect insurance proceeds and less increases in premiums attributable to such Damages. If the Indemnified Party receives any amounts under such applicable insurance policies subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount of the relevant insurance payment, less any collection or recovery costs and expenses (including deductibles and co-insurance) incurred by such Person in order to collect insurance proceeds and less increases in premiums attributable to such Damages.

(b)    The Indemnifying Party shall not be liable under Section 9.02 for any Damages to the extent included in the calculation of the Purchase Price adjustment under Section 2.06.

(c)    Each Indemnified Party shall use its Commercially Reasonable Efforts to mitigate any Damages for which such Indemnified Party seeks indemnification under this Agreement to the extent required by Law.

(d)    No Indemnified Party shall be permitted to recover more than once for Damages directly resulting from the same state of facts.

Section 9.07    Method of Payment for Damages.

(a)    With respect to claims for indemnification made pursuant to Section 9.02(a), the Buyer Indemnified Parties (i) shall look first to the Indemnity Escrow Amount (without regard to the Company Entity with respect to which the Damages arose, resulted from or related to or the portion of the Indemnity Escrow Amount that was paid by any Company Entity) pursuant to the terms of the Escrow Agreement, and (ii) thereafter shall have recourse against Seller subject to the limitations set forth in this Article 9.

(b)    Upon the determination of any Damages for which Buyers are obligated to indemnify the Seller Indemnified Parties pursuant to this Article 9, Buyers shall, within five (5) Business Days of such determination, pay such amount to the applicable Seller Indemnified Parties (to an account specified by Seller to Buyers) by wire transfer of immediately available funds.

Section 9.08    Release.

(a)    Effective upon the Closing, Seller, on behalf of itself and on behalf of each of its past, present and/or future Representatives and Affiliates, and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Releasing Parties”), hereby irrevocably, unconditionally and fully and forever releases and discharges Buyers and each Company Entity and each of the foregoing’s respective past, present and/or future Representatives and Affiliates, and any successor or assign of any of the foregoing (collectively, the “Buyer Released Parties”) of and from any and all Legal Proceedings, causes of action, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), losses, Liabilities and claims and demands whatsoever, whether known or unknown, matured or unmatured, existing or claimed to exist, fixed or contingent, suspected or unsuspected, and whether or not concealed or hidden for any reason, both at Law and in equity and whether arising out of a statute, Contract, tort or otherwise that any of the Seller Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any Company Entity, in each case, occurring or arising on or prior to the Closing Date; provided, however, that nothing contained in this Section 9.08 shall waive, discharge or release the Buyer Released Parties from their Liabilities under this Agreement, any other Transaction Agreement or any contracts, agreements and instruments required by this Agreement or any Transaction Agreement.

(b)    Notwithstanding anything in this Agreement to the contrary, after the Closing, no Seller Releasing Party shall seek or be entitled to advancement, indemnification, contribution or other recovery of any kind from any Buyer Released Party (including by reason of the fact that he, she or it was an officer, director, manager, member, employee, or agent of such Company Entity or was serving at the request of such Company Entity as a partner, trustee, director, officer, employee, or agent of another entity) for (i) any actions or omissions of such Person prior to Closing with respect to any matter for which such Person is required to indemnify any Buyer Indemnified Party under this Article 9, or (ii) arising out of or in relation to the matters released or discharged pursuant to this release set out in Section 9.08(a).

Section 9.09    Set Off. The Buyer Indemnified Parties may offset any rights to indemnification or other amounts payable to such Buyer Indemnified Party under this Agreement following the Closing against any amounts due or to become due to Seller under this Agreement or any other Transaction Agreement (including the Consulting Agreement) if the set-off amount is greater than the amount then held pursuant to the Escrow Agreement and provided that Buyers give Seller ten (10) days prior written notice of their intention to rely upon their rights under this Section. Such notice shall include a description of the claim or liability payable or owing to the Party pursuant to this Article and the basis on which the Party claims its rights hereunder.

Section 9.10    Exclusivity. Except as otherwise set forth in this Agreement (including Section 2.06) or for Fraud, Buyers, on the one hand, and Seller, on the other hand, hereby acknowledge and agree that after the Closing their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement shall be pursuant to the indemnification provisions set forth in this Article 9. Except as otherwise set forth in this Agreement and for Fraud, each Party waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement it may have against the other Parties, except pursuant to the indemnification provisions set forth in this Article 9. Nothing in this Section 9.10 shall limit any Party’s right to seek and obtain any equitable relief to which any Party shall be entitled pursuant to Section 11.12 or to seek any remedy on account of Fraud.

ARTICLE 10

TERMINATION

Section 10.01    Termination.

(a)    This Agreement may be terminated at any time prior to the Closing:

(i)    by mutual written agreement of Seller and Buyers;

(ii)    by either Seller or Buyers, if the Closing has not occurred before January 15, 2022 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(a)(ii) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to have occurred by such time;

(iii)    by either Seller or Buyers, if the Closing would violate any non-appealable final Order of any Governmental Authority;

(iv)    by Buyers, if there is any breach of any representation, warranty, covenant or agreement on the part of Seller or any Company Entity set forth in this Agreement, such that the conditions in Section 8.01(b)(i) or Section 8.01(b)(ii) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by Seller or a Company, then, for a period of up to 15 days after receipt by Seller of written notice from Buyers of such breach (the “Seller Cure Period”) such termination shall not be effective and the End Date shall be automatically revised to be the later of the End Date and the first (1st) Business Day following the end of the Seller Cure Period, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period; or

(v)    by Seller, if there is any breach of any representation, warranty, covenant or agreement on the part of Buyers set forth in this Agreement, such that the conditions in Section 8.01(c)(i) or Section 8.01(c)(ii) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyers, then, for a period of up to 15 days after receipt by Buyers of written notice from Seller of such breach (the “Buyer Cure Period”) such termination shall not be effective and the End Date shall automatically be revised to be the later of the End Date and the first (1st) Business Day following the end of the Buyer Cure Period, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period.

(b)    The Party desiring to terminate this Agreement pursuant to Section 10.01(a)(ii), Section 10.01(a)(iii), Section 10.01(a)(iv) or Section 10.01(a)(v) shall give written notice of such termination to the other Parties.

Section 10.02    Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, this Agreement shall forthwith become null and void and have no effect, without any Liability of any Party (or any Affiliate or Representative of such Party) to the other Party or Parties, as applicable; provided, that (a) the agreements contained in Section 10.01, this Section 10.02 and Article 11 (other than Section 11.02) shall survive the termination of this Agreement, and (b) no such termination shall relieve any Party of any Liability for any Fraud or any claim by a Party that another Party willfully and intentionally breached the terms of this Agreement; provided, further, that a failure of (i) Buyers to consummate the Closing at a time when all of the conditions to Closing set forth in Section 8.01(b) have been satisfied or waived shall be deemed to be an intentional and willful breach by Buyers of the terms of this Agreement, and (ii) Seller to consummate the Closing at a time when all of the conditions to Closing set forth in Section 8.01(c) have been satisfied or waived shall be deemed to be an intentional and willful breach by Seller of the terms of this Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.01    Notices. All notices, requests and other communications to any Party shall be in writing and are effective (a) when delivered personally; (b) on the next Business Day if sent by an overnight courier with confirmation of receipt; (c) if by email, upon confirmation of receipt by the recipient sent to the email address of the sender; or (d) on the fifth (5th) Business Day after mailing by certified or registered mail, return receipt requested, postage prepaid, and shall be given:

if to Buyers to:

inTEST Corporation
804 East Gate Drive
Mount Laurel, NJ 08054
Attention: Nick Grant, President and Chief Executive Officer
Email: [REDACTED]

with a copy to:

Cozen O’Connor
Southeast Financial Center
200 South Biscayne Blvd., Suite 4410
Miami, FL 33131
Attention: Martin Schrier
Email: mschrier@cozen.com

if to Seller to:

Saeed Taheri
[REDACTED]
Email: [REDACTED]

with a copy to:

Blaney McMurtry LLP
2 Queen St. E., Suite 1500
Toronto, ON CANADA M5C 3G5
Attention: Stanley Kugelmass
Email: [REDACTED]

or to such other address as such Party may hereafter specify to the other Parties in accordance with the provisions of this Section 11.01.

Section 11.02    Disclosure Letter. Subject to the provisions of this Section 11.02, the Disclosure Letter attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any matter that is disclosed in one section or subsection of the Disclosure Letter shall apply to such specified section or subsection of this Agreement and to any other section or subsection of the Disclosure Letter to the extent its relevance to such other section is reasonably apparent from the face of such disclosure. Section or subsection references used throughout the Disclosure Letter are for convenience of reference only and shall not have the effect of amending or changing the express description of the Sections as set forth in this Agreement. Nothing contained in the Disclosure Letter should be construed as an admission of Liability or responsibility of any Party to any third party in connection with any pending or threatened Legal Proceeding or otherwise.

Section 11.03    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Buyers, in the case of an assignment, delegation or transfer by Seller, or of Seller, in the case of an assignment, delegation or transfer by Buyers; provided, that Buyers may, without the prior written consent of Seller, assign any of their rights or obligations under this Agreement (a) to one or more Affiliates of such Buyer, or (b) for collateral security purposes to any source of financing to such Buyer, but no such assignment shall relieve the Buyers of any of their obligations under this Agreement. Any purported assignment not permitted under this Section 11.03 shall be null and void. No assignment relieves the assigning Party of any obligation under this Agreement.

Section 11.04    Entire Agreement. This Agreement, together with the Disclosure Letter, the other Transaction Agreements and the NDA, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous promises, agreements and understandings, both oral and written, between Buyers, on the one hand, and Seller or any Company Entity, on the other hand, with respect to the subject matter hereof, including that certain letter of intent dated April 14, 2021, as amended, among Acculogic CAN, Acculogic Inc. and inTEST.

Section 11.05    Amendment and Waiver.

(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Buyers and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)    Except as otherwise expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.06    Costs. Except as otherwise provided in this Agreement, all costs and expenses, including fees and disbursements of legal counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction shall be paid by the Party (including its Affiliates) incurring such cost or expense; provided, however, all such costs and expenses incurred by any Company Entity or Seller on or prior to the Closing shall be paid by Seller as a Transaction Expense.

Section 11.07    Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, (a) it shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible, and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 11.08    Third Party Rights. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or Liabilities hereunder upon any Person, other than the Parties and their respective successors and permitted assigns.

Section 11.09    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, and by each Party on separate counterparts. Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. Signatures transmitted electronically (including a .pdf file sent by email or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), have the same effect as physical delivery of original signatures.

Section 11.10    Jurisdiction. The Parties agree that, except as set forth in Section 2.06 and Section 7.01, any Legal Proceeding (whether based in Contract, tort or Law) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transaction, including the negotiation, execution and performance of this Agreement, shall be brought exclusively in the provincial or federal courts located in the Province of Ontario, so long as one of such courts shall have subject matter jurisdiction over such Legal Proceeding, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. Each Party agrees that service of process on such Party as provided in Section 11.01 shall be deemed effective service of process on such Party.

Section 11.11    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal laws of Canada applicable in that Province, without regard to the conflicts of Law rules of such province or any other jurisdiction that would cause the application of the Law of any other jurisdiction.

Section 11.12    Specific Performance. The Parties agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at Law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for specific performance relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 11.13    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.14    Representation Post-Closing. Seller and each Company hereby acknowledges that Blaney McMurtry LLP and Ahlers Rechtsanwalte (“Seller’s Solicitors”) has served as counsel to Seller and the Company Entities in connection with the negotiation, preparation, execution and delivery of, and the Closing under, this Agreement and the consummation of the Transaction, and following the Closing and the consummation of the Transaction, each of the Parties agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that the Seller’s Solicitors may serve to the extent then permitted under applicable ethical rules and subject to any then required waivers of actual or potential conflicts of interest as counsel to Seller in connection with any litigation, claim, or obligation arising out of or relating to this Agreement or the other Transaction Agreements (including claims for indemnification, disputes relating to post-closing adjustments, and disputes involving other Transaction Agreements), and each Buyer, on the one hand (for itself and, after Closing, on behalf of the Company Entities), and Seller, on the other hand, consents to such representation and waives any conflict of interest arising from such representation, and each of the Parties shall cause any Affiliate that it controls to consent to waive any conflict of interest arising from such representation as provided in this sentence. Each Buyer, for itself and for its Representatives (and after the Closing, for the Company Entities), acknowledges and agrees that all communications on or prior to the Closing between the Company Entities, or any of them, and either or both of the Seller’s Solicitors as they relate exclusively to the negotiation, preparation, execution or delivery of, and Closing under, this Agreement that, immediately prior to the Closing, would be deemed to be privileged communications of the Company Entities and their counsel and would not be subject to disclosure to Buyers in connection with any process relating to a dispute arising after the Closing under or in connection with this Agreement or any other Transaction Agreement shall continue after the Closing for all purposes to be privileged communications between Seller and such counsel, and neither Buyers nor any Person purporting to act on behalf of or through Buyers shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Company Entities (or any of them), and not Seller. In addition, Buyers will not, and will cause each of their respective Affiliates (including following the Closing, the Company Entities) not to, use any attorney-client communication referred to in the preceding sentence remaining in the records of the Company Entities or any of them in a manner that may be adverse to Seller or any of their Affiliates (excluding, after the Closing, the Company Entities). Upon and after the Closing, the Company Entities shall cease to have any attorney-client relationship with Seller’s Solicitors, unless and to the extent either or both of the Seller’s Solicitors is specifically engaged in writing by a Company Entity to represent such Company Entity after the Closing and either such engagement involves no conflict of interest with respect to Seller, or Seller consents in writing at the time to such engagement. Any such representation of the Company Entities or any of them by either or both of Seller’s Solicitors after the Closing will not affect the provisions of this Section 11.14.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized Representatives as of the day and year first above written.

BUYERS:

INTEST CORPORATION

By: /s/ Nick Grant
Name: Nick Grant
Title: President and Chief Executive Officer

INTEST CANADA INCORPORATED

By: /s/ Nick Grant
Name: Nick Grant
Title: Director

[Signature Page to Securities Purchase Agreement]

SELLER:

/s/ Saeed Taheri
SAEED TAHERI

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

REORGANIZATION

1.

On the Closing Date, an acquisition of control will take place at 1:00pm. Since the Parties acknowledge and agree that Acculogic Inc. and Acculogic CAN will not make an election pursuant to subsection 256(9) of the Tax Act, each of Acculogic Inc. and Acculogic CAN will have a deemed year end on the day prior to the Closing Date.

2.

On filing its Tax Return for the period ending the day prior to the Closing Date, Acculogic Inc. will make a designation under paragraph 111(4)(e) of the Tax Act to increase the tax cost of the goodwill of Acculogic Inc. by an aggregate amount equal to $7,000,000 and Acculogic CAN will make a designation under paragraph 111(4)(e) of the Tax Act to increase the tax cost of the shares of Acculogic GmbH to its fair value of $850,000. Such designations will trigger capital gains and consequently a tax liability owing by each of Acculogic Inc. and Acculogic CAN in such period. This tax liability is the Section 111(4)(e) Tax Liability.

3.

At 10:00am on the Closing Date, Acculogic Inc. will increase the legal stated capital (the “LSC”) of its issued and outstanding common shares by $3,500,000 in the aggregate. Acculogic Inc. will elect for the deemed dividends resulting from the LSC increases to be treated as capital dividends pursuant to subsection 83(2) of the Tax Act. This will be reported in the Tax Return that includes the closing date.

4.

At 10:15am on the Closing Date, Acculogic CAN will increase the LSC of its issued and outstanding Class A common shares and Class B common shares by $3,925,000 in the aggregate. Acculogic CAN will elect for the deemed dividends resulting from the LSC increases to be treated as capital dividends pursuant to subsection 83(2) of the Tax Act. This will be reported in the Tax Return that includes the Closing Date.

5.

At 10:30am on the Closing Date, Holdco will increase the LSC of its issued and outstanding Class A common share by $397,995 in the aggregate. Holdco will elect for the deemed dividends resulting from the LSC increases to be treated as capital dividends pursuant to subsection 83(2) of the Tax Act. This will be reported in the Tax Return that includes the Closing Date.

6.

Seller shall file or cause to be filed all applicable capital dividend election forms with the Canada Revenue Agency in respect of the Acculogic Inc., Acculogic CAN and Holdco capital increases, as required by applicable Laws.

7.

The Parties agree to duly and timely make an election under Section 338(g) of the Code with respect to the acquisition of the shares of Acculogic CAN, Acculogic Inc. and Acculogic GmbH, for U.S. federal and applicable state and local income Tax purposes in accordance with Section 7.08 of the Agreement. For purposes of the Asset Allocation Statements in such election, the Parties agree to use the following methodology for allocating values:

a.	The final values assigned to assets for the purposes of Closing Net Working Capital under the Agreement;
b.	Capital assets at fair market value; and
c.	Goodwill as residual excess of Purchase Price over allocation to other assets.

DISCLOSURE LETTER

Section 1.01(a)	Illustrative Calculation of Working Capital
Section 1.01(b)	Indebtedness
Section 1.01(c)	Permitted Liens
Section 2.05(a)(xii)	Estoppel Certificates
Section 2.05(a)(xiii)	Consents
Section 3.02	Governmental Consents – Seller
Section 3.03(a)(ii)	Non-Contravention – Seller
Section 3.05	Finders’ Fees – Seller
Section 4.01(a)(i)	Foreign Business Entity Registrations
Section 4.01(a)(ii)	Assumed or Fictitious Names
Section 4.03	Governmental Consents – Company Entities
Section 4.04(b)(ii)	Non-Contravention – Company Entities
Section 4.06(a)	Financial Statements
Section 4.07	Absence of Certain Changes
Section 4.09(a)	Material Contracts
Section 4.10	Litigation
Section 4.11(a)	Compliance with Laws
Section 4.12(a)	Product Jurisdictions
Section 4.14(a)	Leased Real Property
Section 4.15(a)	Intellectual Property
Section 4.16(d)	Employee List
Section 4.16(e)	Business Employees – Terminability
Section 4.17(a)	Employee Benefit Plans
Section 4.17(j)	Employee Transaction Payments
Section 4.19(k)	Tax Matters
Section 4.19(m)	United States Property – Code Section 956
Section 4.19(p)	Tax Jurisdictions
Section 4.19(y)	Permanent Establishment
Section 4.19(ii)	Reserves
Section 4.20	Material Customers and Material Suppliers
Section 4.21	Related Party Transactions
Section 4.23(a)	Insurance Policies
Section 4.24	Inventory
Section 4.26(b)	Stimulus Loans
Section 4.27	Bank Accounts
Section 4.28	Finders’ Fees – Company Entities